UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
M & F WORLDWIDE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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M & F WORLDWIDE CORP.

35 East 62nd Street
New York, New York 10065
Tel: 212-572-8600

April 26, 2010

To Our Stockholders:

We cordially invite you to attend the 2010 Annual Meeting of Stockholders of M & F Worldwide Corp., which we will hold at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, FL, 32837, on Tuesday, May 18, 2010, at 9:00 a.m. Eastern time.

The business of the meeting will be to elect directors to serve until the annual meeting in 2013 and to ratify the selection of independent auditors for 2010. You can find information on these matters in the accompanying Proxy Statement.

While stockholders may exercise their rights to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy that will enable you to vote your shares on the matters to be considered at the Annual Meeting even if you are unable to attend. Additionally, you may also access the proxy materials on the Internet at
http://mandfworldwide.com/Financial_reporting/proxy_materials.htm. If you desire to vote in accordance with management’s recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. In either case, you should return the proxy as soon as conveniently possible.

Sincerely yours,

Barry F. Schwartz
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE FOR 2009
GRANTS OF PLAN-BASED AWARDS FOR 2009
OUTSTANDING EQUITY AWARDS AT YEAR-END FOR 2009
OPTION EXERCISES AND STOCK VESTED FOR 2009
PENSION BENEFITS FOR 2009
NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2009
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL FOR 2009
DIRECTOR COMPENSATION FOR 2009
PROPOSAL 2 -- RATIFICATION OF SELECTION OF AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ADDITIONAL INFORMATION
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS

M & F WORLDWIDE CORP.

35 East 62nd Street
New York, New York 10065
Tel: 212-572-8600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
M & F Worldwide Corp.:

Notice is hereby given that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of M & F Worldwide Corp., a Delaware corporation (“we,” “us,” “our” or the “Company”), will be held on the 18th day of May 2010 at 9:00 a.m., Eastern time, at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, FL, 32837, for the following purposes:

1.	To elect the nominees for the Board of Directors of the Company to serve until the annual meeting in 2013 and until such directors’ successors are duly elected and shall have qualified;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

A proxy statement describing these matters is attached to this notice. Only stockholders of record at the close of business on April 15, 2010 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be located at the offices of the Company at 35 East 62nd Street, New York, New York 10065, for at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting To be Held on May 18, 2010

As permitted by new Securities and Exchange Commission rules, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The proxy statement and our Annual Report on Form 10-K are available at http://mandfworldwide.com/Financial_reporting/proxy_materials.htm, which does not have “cookies” that identify visitors to the site.

To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Since you may revoke a proxy at any time, you may vote in person at the Annual Meeting even if you have returned a proxy.

By Order of the Board of Directors,

M & F WORLDWIDE CORP.

April 26, 2010

PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING
PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
THIS WILL ENSURE THAT YOUR SHARES ARE VOTED
IN ACCORDANCE WITH YOUR WISHES.

M & F WORLDWIDE CORP.

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held May 18, 2010

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation by the Board of Directors (the “Board of Directors”) of M & F Worldwide Corp., a Delaware corporation (“we,” “us,” “our” or the “Company”), of proxies to be voted at the 2010 Annual Meeting of Stockholders to be held on the 18th day of May 2010 at 9:00 a.m., Eastern time, at the JW Marriott Orlando Grande Lakes, 4040 Central Florida Parkway, Orlando, FL, 32837, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card are first being sent to stockholders on or about April 26, 2010.

At the Annual Meeting, the Company will ask its stockholders (1) to elect the following persons as directors of the Company until the Company’s annual meeting in 2013 and until such directors’ successors are duly elected and shall have qualified: Ronald O. Perelman, Martha L. Byorum, Theo W. Folz and Bruce Slovin; (2) to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2010; and (3) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

The principal executive offices of the Company are located at 35 East 62nd Street, New York, New York 10065, and the telephone number is 212-572-8600.

Solicitation and Voting of Proxies; Revocation

All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement; and FOR ratification of the appointment of the independent auditor. The Company has no knowledge of any other matter to be brought before the meeting. The submission of a signed proxy will not affect a stockholder’s right to attend, or vote in person at the Annual Meeting. Any stockholder may revoke his or her proxy at any time before it is voted by written notice to such effect received by the Company at 35 East 62nd Street, New York, New York 10065, Attention: Secretary, by delivery of a subsequently dated proxy or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

The accompanying form of proxy is being solicited on behalf of the Board of Directors. The solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers and regular employees of the Company without special compensation therefore. The Company will bear the costs incurred in connection with the solicitation of proxies and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners.

Record Date; Outstanding Shares; Voting at the Annual Meeting

Only holders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), at the close of business on April 15, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On that date, there were issued and outstanding 19,333,931 shares of Common Stock, each of which is entitled to one vote.

The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by a broker which are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion), if any, shall be counted for purposes of determining whether a quorum exists.

A plurality of the votes cast at the Annual Meeting is required to elect the nominees for the Board of Directors of the Company. For the election of directors, abstentions and broker non-votes will not count as “votes cast,” so they will have no effect on the outcome of the vote, other than for determination of whether a quorum exists, as described above. The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock present or represented by proxy and entitled to vote thereon, a quorum being present, is required to ratify the appointment of the independent auditor. For the proposal to ratify the appointment of the independent auditor, abstentions and broker non-votes will not count as “votes cast,” so they will have no effect on the outcome of the vote, other than for determination of whether a quorum exists, as described above.

MFW Holdings One LLC (“Holdings One”) and MFW Holdings Two LLC (“Holdings Two”) each a Delaware limited liability company, beneficially own approximately 37.5% and 5.2%, respectively, of the outstanding Common Stock as of the Record Date. Holdings One and Holdings Two are wholly owned by MacAndrews & Forbes Holdings Inc. (“MacAndrews Holdings”), the sole stockholder of which is Ronald O. Perelman. In addition, Mr. Perelman holds 133,334 shares of outstanding Common Stock. Holdings One, Holdings Two and Mr. Perelman have informed the Company of their intention to vote their shares of Common Stock FOR the election to the Board of Directors of the nominees for director identified in this Proxy Statement; and FOR ratification of the appointment of the independent auditor. Based on the foregoing, the presence, in person or by properly executed proxy, of the holders of 1,406,300 additional shares of Common Stock (representing approximately 7.3% of the shares of Common Stock outstanding as of the Record Date) would be required to constitute a quorum and elect the director nominees and ratify the appointment of the independent auditor.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors consists of Ronald O. Perelman, Philip E. Beekman, William C. Bevins, Martha L. Byorum, Charles T. Dawson, Viet D. Dinh, Theo W. Folz, General John M. Keane (ret.), Paul M. Meister, Barry F. Schwartz, Bruce Slovin, Stephen G. Taub and Carl B. Webb. The Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws provide that the Board of Directors shall be divided as evenly as possible into three classes.

Since September 2007, we have separated the role of President and Chief Executive Officer from the role of Chairman of the Board. Currently, Mr. Schwartz serves as President and Chief Executive Officer, and Mr. Perelman serves as Non-Executive Chairman of the Board of the Company. We believe that this board leadership structure is best for our Company and our stockholders. The President and Chief Executive Officer is responsible for the day-to-day leadership and management of the Company, and the Non-Executive Chairman is responsible for providing oversight, direction and leadership to the Board. Separating the role of Chief Executive Officer and Chairman of the Board provides strong leadership for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our business partners, employees and stockholders.

The Board of Directors has nominated Messrs. Perelman, Folz and Slovin and Ms. Byorum for election as directors at the 2010 Annual Meeting to serve until the annual meeting in 2013. Messrs. Perelman, Folz and Slovin and Ms. Byorum are currently members of the Board of Directors whose terms expire at the Annual Meeting. All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, the proxies solicited hereby will be voted FOR the election of the nominees listed herein. The Board of Directors has been informed that Messrs. Perelman, Folz and Slovin and Ms. Byorum are willing to serve as directors, but if any of them should decline or be unable to act as a director, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the individuals named in the proxies will vote for the election of such other person or persons. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve.

Nominees for directors will be elected by a plurality of the votes cast at the Annual Meeting. For the election of directors, abstentions and broker non-votes will not count as “votes cast,” so they will have no effect on the outcome of the vote, other than for determination of whether a quorum exists.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees listed herein for director.

Directors and Director Nominees

The name, age (as of March 31, 2010), period of service as a director of the Company, principal occupation and selected biographical information of each director and director nominee are set forth below.

Ronald O. Perelman (67) has been a director of the Company since 1995 and has been Chairman of the Board of the Company from 1995 to 1997 and since September 2007. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews Holdings and MacAndrews & Forbes LLC (together with MacAndrews Holdings, “MacAndrews & Forbes”), which are diversified holding companies, and various affiliates since 1980. Mr. Perelman is also Chairman of the Board of Revlon Consumer Products Corporation (“Revlon Products”) and Revlon, Inc. (“Revlon”). Mr. Perelman is a director of the following companies which file reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Revlon Products, Revlon and Scientific Games Corporation. Mr. Perelman’s term as a director of the Company expires at the Annual Meeting. He also previously served as a manager of Allied Security Holdings LLC and REV Holdings LLC and on the board of directors of Panavision Inc. each of which ceased to be reporting companies under the Exchange Act in 2008, 2006 and 2006, respectively. Mr. Perelman brings to our Board over 30 years of experience as an investor and financier. Mr. Perelman’s extensive expertise with mergers and acquisitions, business strategy and management provides valuable insight to our Board.

Philip E. Beekman (78) has been a director of the Company since 2003. Mr. Beekman has been President of Owl Hollow Enterprises, a consulting and investment company, for more than the past five years. From 1986 to 1994, Mr. Beekman was Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc., from 1977 to 1986 he was President and Chief Operating Officer of Seagram Company Limited and from 1973 to 1976 he was President of Colgate Palmolive Co. International. He also previously served on the board of directors of Linens N Things Inc. which ceased to be a reporting company under the Exchange Act as a result of the company’s filing for bankruptcy on May 2, 2008. Mr. Beekman’s term as a director of the Company expires in 2011. Mr. Beekman brings to our Board significant general operating and management expertise as a result of serving in the role of President, Chief Executive Officer and Chief Operating Officer at other companies over the past 40 years. Mr. Beekman’s experience provides our Board with insight relating to strategy, capital markets, corporate finance, accounting and general management.

William C. Bevins (64) has been a director of the Company since 2008. Mr. Bevins has been Chief Executive Officer of Panavision Inc. since June 2009. Mr. Bevins was a consultant to MacAndrews Holdings from 1997 to 2000. He served as President and Chief Executive Officer and as a director of Andrews Group Incorporated, an entertainment media holding company, from 1988 to his retirement in 1997, as well as of its two publicly traded operating subsidiaries, New World Communications Group Incorporated (from 1993 to 1997) and Marvel Entertainment Group, Inc. (from 1989 to 1996). From 1979 to 1988, he was Chief Financial Officer of Turner Broadcasting System, Inc., a media and entertainment company, and from 1968 to 1979, he was a certified public accountant with Price Waterhouse & Co. Mr. Bevins’ term as a director of the Company expires in 2011. Mr. Bevins brings to our Board significant management experience with over 30 years experience in roles such as President and Chief Executive Officer of Panavision Inc., Andrews Group Incorporated, Marvel Entertainment Group, Inc. and New World Communications Group Incorporated. In addition, through his experience as an accountant and Chief Financial Officer, Mr. Bevins provides our Board with guidance relating to management, accounting and finance matters.

Martha L. Byorum (60) has been a director of the Company since 2007. Ms. Byorum is currently Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., a private investment banking firm. From 2003 to 2004, Ms. Byorum served as Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (“VB&P”) in 2003. VB&P was an independent strategic advisory and investment banking firm specializing in Latin America. Prior to co-founding VB&P in 1996, Byorum had a 24-year career at Citibank, where, among other things, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986-1990, overseeing $15 billion of loans and coordinating activities in 22 countries. She later was appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and Customer Group Executive with global responsibilities. Ms. Byorum is a director of the following companies which file reports pursuant to the Exchange Act: Aeterna-Zentaris Laboratories, Inc. and Northwest Natural Gas Company. Ms. Byorum’s term with Aeterna Zentaris will end in May 2010. Ms. Byorum’s term as a director of the Company expires at the Annual Meeting. Ms. Byorum brings to our Board significant experience working in the financial services and investment banking sector. Ms. Byorum’s corporate finance, accounting and strategic advisory experience provides valuable insight to our Board and Audit Committee.

Charles T. Dawson (61) has been a director of the Company since 2007. Mr. Dawson is President and Chief Executive Officer of the Company’s wholly owned subsidiary, Harland Clarke Holdings Corp. (“Harland Clarke Holdings”) and is Chief Executive Officer of its wholly owned subsidiary Harland Clarke Corp. (“Harland Clarke”). He was President of Clarke American Corp. (“Clarke American”), a predecessor of Harland Clarke Holdings, from April 2005 until May 2007. His previous roles at Clarke American were Executive Vice President/General Manager of Partnership Development from February 2003 to April 2005 and Senior Vice President/General Manager of the National Account/Securities/Business Development divisions from July 2000 to February 2003. Mr. Dawson was the Chief Executive Officer of Rocky Mountain Bank Note prior to joining Clarke American in 1993. Mr. Dawson is a director of Harland Clarke Holdings, which files reports pursuant to the Exchange Act. Mr. Dawson’s term as a director of the Company expires in 2012. Mr. Dawson brings to our Board significant general operating and management expertise as a result of his role as President and Chief Executive Officer of Harland Clarke Holdings and his prior roles in senior management of Clarke American. As President and Chief Executive Officer of one of our wholly-owned subsidiaries, Mr. Dawson provides unique insight to our Board concerning the management of Harland Clarke, Harland Financial Solutions and Scantron.

Viet D. Dinh (42) has been a director of the Company since 2007. Mr. Dinh is Professor of Law and Co-Director of Asian Law and Policy Studies at the Georgetown University Law Center. Mr. Dinh was U.S. Assistant Attorney General for Legal Policy from 2001 to 2003. Mr. Dinh is the founder and principal of Bancroft Associates PLLC and General Counsel and Corporate Secretary of Strayer Education, Inc. He serves on the Board of Directors of the News Corporation, The Orchard Enterprises, Inc., and the Vietnam Education Foundation. Mr. Dinh also serves on the advisory boards of the Vietnam Veterans Memorial Center, the Section on National Security Law of the Association of American Law Schools, and the Standing Committee on National Security of the American Bar Association. Mr. Dinh’s term as a director of the Company expires in 2011. Mr. Dinh brings to our Board extensive legal, governance and regulatory experience as both a professor of law and also from his legal service in both the public and private sectors. Mr. Dinh’s role as a member of the boards of directors of other public and private companies and non-profit agencies provides valuable insight to our Board.

Theo W. Folz (66) has been a director of the Company since 1996. He served as the Company’s President and Chief Executive Officer from 1996 to 1999 and as Chairman of the Board from 1997 to 1999. Mr. Folz was President and Chief Executive Officer of Consolidated Cigar Corporation and its successor company, Altadis U.S.A., a manufacturer of cigars, pipe tobacco and smokers’ accessories, from 1984 through September 2009. Mr. Folz’s term as a director of the Company expires at the Annual Meeting. Mr. Folz brings to our Board significant knowledge of our Mafco Worldwide business having previously served as our President and Chief Executive Officer. Mr. Folz’s experience in the tobacco industry also provides unique insight to our Board.

General John M. Keane (ret.) (67) has been a director of the Company since September 2008. General Keane has been Senior Managing Director of Keane Advisors, LLC, a private equity firm that he co-founded, since 2004 and is a senior partner at SCP Partners. He is President of GSI, LLC, a consulting firm. General Keane served in the U.S. Army for 37 years. He was Vice Chief of Staff and Chief Operating Officer of the Army from 1999 until his retirement in October 2003. He is a military contributor and analyst with ABC News and is a member of the United States Department of Defense Policy Board. He is also a member of the Council on Foreign Relations, a director of the George C. Marshall Foundation, chairman of the Knollwood Foundation and a trustee of the Rand Corporation. General Keane is a member of the Boards of Directors of MetLife, Inc., General Dynamics Corporation and Cyalume Technologies, Inc., all of which file reports under the Exchange Act. He also previously served as a manager of Allied Security Holdings LLC which ceased to be a reporting company under the Exchange Act in 2008. General Keane’s term as a director of the Company expires in 2011. General Keane brings to our Board significant general operating and management expertise having served as Chief Operating Officer of one of the world’s largest military organizations and as an advisor to high levels of government. In addition, General Keane’s service on the boards of directors of other public companies provides our Board with valuable insight into public company corporate governance.

Paul M. Meister (57) has been a director of the Company since 1995. Mr. Meister is a Founder and Chief Executive Officer of Liberty Lane Partners, LLC, a private management and investment company. He retired as Chairman of the Board of Thermo Fisher Scientific Inc. (scientific instruments, equipment and supplies) in April 2007. From March 2001 to November 2006, Mr. Meister was Vice Chairman of Fisher Scientific International, Inc. and Chief Financial Officer of Fisher Scientific from March 1991 to March 2001. Mr. Meister is a director of LKQ Corporation, which files reports pursuant to the Exchange Act. He also previously served on the board of directors of National Waterworks, Inc. which ceased to be a reporting company under the Exchange Act in 2005. Mr. Meister’s term as a director of the Company expires in 2012. Mr. Meister brings to our Board significant general operating and management expertise having served in executive positions with an S&P 500 company, including Chairman of the Board and Chief Financial Officer. In addition, Mr. Meister’s experience as a Chief Financial Officer and his understanding of financial statements, corporate finance, accounting and capital markets was instrumental in the decision to appoint him as Chairman of our Audit Committee.

Barry F. Schwartz (61) has been a director of the Company and President and Chief Executive Officer of the Company since January 2008. Prior to his appointment as President and Chief Executive Officer, he served as Executive Vice President of the Company from 1996 to January 2008, serving as interim President and Chief Executive Officer from September 2007 through January 2008. In addition, Mr. Schwartz served as General Counsel of the Company from 1996 to March 2008. Mr. Schwartz has been Executive Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes and various affiliates since October 2007. Prior to that he was Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1989 to 1993. Mr. Schwartz is also a director of the following companies which file reports under the Exchange Act: Harland Clarke Holdings, Revlon Products, Revlon and Scientific Games Corporation. He also previously served as a manager of Allied Security Holdings LLC and a manager of REV Holdings LLC, each of which ceased to be reporting companies under the Exchange Act in 2008 and 2006, respectively. Mr. Schwartz’s term as a director of the Company expires in 2012. Mr. Schwartz brings to our Board significant general operating, management, legal and governance expertise having served in various executive positions with MacAndrews & Forbes Holdings Inc. for over 20 years. In addition, Mr. Schwartz’s experience on the boards of directors of various companies in which MacAndrews & Forbes has an investment provides valuable insight to our Board.

Bruce Slovin (74) has been a director of the Company since 1995 and was an executive officer of MacAndrews & Forbes and various affiliates from 1980 to 2000. Mr. Slovin is a director of Cantel Industries and SIGA Technologies, Inc., which file reports pursuant to the Exchange Act. He also previously served on the board of directors of Sentigen Holding Corp. which ceased to be a reporting company under the Exchange Act in 2006. Mr. Slovin’s term as a director of the Company expires at the Annual Meeting.

Mr. Slovin brings to our Board significant general operating and management expertise having served in various executive positions with MacAndrews & Forbes Holdings Inc. and various affiliates for 20 years. In addition, Mr. Slovin’s service on the boards of directors of other public companies provides our Board with insight into public company corporate governance.

Stephen G. Taub (58) has been a director of the Company since 1998. Mr. Taub was elected President and Chief Executive Officer of the Company’s wholly owned subsidiary, Mafco Worldwide Corporation (including its predecessor in interest, “Mafco Worldwide”), in 1999 and served as President and Chief Operating Officer of Mafco Worldwide from 1993 to 1999. Mr. Taub was elected Senior Vice President in 1987, and his responsibilities included the manufacturing, botanical and spice operations of Mafco Worldwide, as well as product marketing to the confectionery and pharmaceutical industries in Western Europe. Mr. Taub joined Mafco Worldwide in 1975 as an Industrial Engineer and in 1982 became Vice President of Manufacturing. Mr. Taub’s term as a director of the Company expires in 2011. Mr. Taub brings to our Board significant general operating and management expertise having served in various executive positions with Mafco Worldwide. As President and Chief Executive Officer of one of our wholly-owned subsidiaries, Mr. Taub provides unique insight to our Board concerning the tobacco industry and management of Mafco Worldwide.

Carl B. Webb (60) has served as a director of the Company since January 2007. He currently is a Senior Partner of Ford Financial Fund, L.P., a Dallas based private equity firm with a focus on equity investments in financial service firms nationally. In addition, Mr. Webb has served as a consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. He served as the Co-Chairman of Triad Financial Holdings LLC, a financial services company, from July 2007 to October 2009, until the sale of the company to Santander Consumer USA Inc., and the interim President and Chief Executive Officer from August 2005 to June 2007. Previously, Mr. Webb was the President, Chief Operating Officer and director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 to November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and CEO of First Madison Bank, FSB (from 1988 to 1993), as well as President and Director of First National Bank at Lubbock (from 1983 to 1988). Mr. Webb is a director of Hilltop Holdings, Inc. and AMB Property Corp., which file reports pursuant to the Exchange Act. Mr. Webb’s term as a director of the Company will expire in 2012. He served as a director of Plum Creek Timber Company, Inc. until 2007, and also previously served on the board of directors of Triad Financial SM LLC and Affordable Residential Communities LP, both of which ceased to be reporting companies under the Exchange Act in 2009 and 2008, respectively. Mr. Webb brings to our Board significant experience in the financial services industry. Mr. Webb’s expertise in finance, capital markets and accounting provides valuable insight to our Audit Committee and our Board.

Board of Directors and Corporate Governance

The Board of Directors adopted a set of categorical standards (the “Independence Standards”) to assist it in making its determination whether particular members of the Board of Directors are “independent” within the meaning of the New York Stock Exchange (“NYSE”) listing standards. The Independence Standards adopted by the Board of Directors are in accordance with the “bright-line” independence tests promulgated by the NYSE. Pursuant to these standards, the Board of Directors has determined that Messrs. Beekman, Dinh, Folz, Keane, Meister, Slovin and Webb and Ms. Byorum (comprising a majority of the Board) are independent within the meaning of the Independence Standards. The Board of Directors has also adopted a set of Corporate Governance Guidelines, which provide that the Board of Directors will meet regularly in “executive session,” that is, without management present, and that the directors present at such meetings shall select the director who shall preside over that meeting.

Anyone wishing to communicate with any director (or group of directors) for any purpose, including to report any issue concerning management or any suggestion concerning candidates for the Board of Directors, may do so by sending the communication to the director or group of directors in care of the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065, or by facsimile transmission to (212) 572-8435. The Secretary is obliged to forward any such communication promptly and unaltered.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee, consisting of Messrs. Beekman, Meister (Chairman) and Webb and Ms. Byorum, (i) engages the Company’s independent auditors, (ii) approves the plan, scope and results of the audit, (iii) reviews with the auditors and management the Company’s policies and procedures with respect to internal controls over financial reporting, (iv) reviews changes in accounting policies and (v) approves the nature, scope and amount of audit-related and non-audit services that the Company’s independent auditors may perform. The Audit Committee operates under a written charter which is available on the Company’s website at http://www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Audit Committee is “independent” within the meaning of the NYSE listing standards applicable to audit committee members. The Board of Directors has determined that Mr. Meister is an “audit committee financial expert” within the meaning of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). It is anticipated that the existing members of the Audit Committee will continue service in 2010.

The Compensation Committee, consisting of Messrs. Beekman, Folz (Chairman) and Slovin, approves compensation, benefits and incentive arrangements for the Chief Executive Officer and certain other officers and other senior managerial employees of the Company. The Compensation Committee considers and awards stock grants and options to purchase shares of Common Stock pursuant to the Company’s 2003 Stock Incentive Plan. The Compensation Committee operates under a written charter which is available on the Company’s website at http://www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Compensation Committee is “independent” within the meaning of the NYSE listing standards. It is anticipated that the existing members of the Compensation Committee will continue service in 2010.

The Nominating and Corporate Governance Committee, consisting of Messrs. Dinh, Folz and Slovin (Chairman), considers candidates for the Board of Directors and the Board’s committees and reviews aspects of the Company’s governance structure. The Nominating and Corporate Governance Committee operates under a written charter which is available on the Company’s website at http://www.mandfworldwide.com. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” within the meaning of the NYSE listing standards. The Nominating and Corporate Governance Committee will consider candidates for any vacancy on the Board of Directors that stockholders may suggest in accordance with the procedures described under “Stockholder Proposals”. While the Company does not have any formal policy on diversity, the Committee has adopted a policy concerning minimum criteria for evaluating candidates. The policy requires that the committee consider available information concerning candidates’ character and integrity, maturity of judgment, skills and experience in relation to enhancing the ability of the Board of Directors to oversee the affairs and business of the Company, and demonstrated ability to cooperatively enhance the decision-making ability of the Board of Directors as a whole, in addition to consideration of diversity, age and background in the context of the needs of the Board of Directors. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee identifies potential nominees from various sources such as officers, directors and stockholders and may retain, but did not in 2009, the services of third-party consultants to assist it in identifying and evaluating nominees. We believe that the composition of the current Board of Directors reflects diversity in business and professional experience, skills and personal background. It is anticipated that the existing members of the Nominating and Corporate Governance Committee will continue service in 2010.

During 2009, the Board of Directors held five meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings, and the Nominating and Corporate Governance Committee held two meetings. During 2009, the Board of Directors also acted one time by unanimous written consent. Each director attended more than 75% of the total number of meetings of the Board and any committee on which such director served that were held during 2009. The Company encourages the Board of Directors to attend its annual stockholders meeting. Eleven directors attended last year’s annual stockholders meeting.

Copies of the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, reports under Section 16 of the Exchange Act and any amendments to these documents, as well as current versions of the following documents are available to any stockholder without charge on the Company’s website at http://www.mandfworldwide.com, or upon request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065:

•	the Company’s Code of Business Conduct, which includes its Code of Ethics for principal executive and senior financial officers;

•	the charters for all standing committees of the Board of Directors, namely its Audit, Compensation and Nominating and Corporate Governance Committees;

•	the Company’s Independence Standards; and

•	the Company’s Corporate Governance Guidelines.

The Board’s Role in Risk Oversight

Our Board of Directors is responsible for the risk oversight function of our Company and works together with our Audit, Compensation and Nominating and Corporate Governance Committees and our management to administer this process. The Board receives and reviews periodic reports from the Board Committees and members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. We believe our risk oversight structure provides the appropriate balance of management oversight and non-management oversight for our Company.

Executive Officers

The following table sets forth as of the date hereof the executive officers of the Company, the Chief Executive Officer of Mafco Worldwide, and the Chief Executive Officer of Harland Clarke Holdings.

Name	Position

Barry F. Schwartz	President and Chief Executive Officer
Paul G. Savas	Executive Vice President and Chief Financial Officer
Stephen G. Taub	President and Chief Executive Officer of Mafco Worldwide
Charles T. Dawson	President and Chief Executive Officer of Harland Clarke Holdings

For biographical information about Messrs. Dawson, Schwartz and Taub, see “Directors and Director Nominees.”

Paul G. Savas (47) has been Executive Vice President and Chief Financial Officer of the Company since May 2006. He has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various affiliates since April 2007 and Executive Vice President — Finance of MacAndrews & Forbes and various affiliates since 2006. Prior to that he served in various positions at MacAndrews & Forbes and its affiliates, including as Senior Vice President of Finance from October 2002 until May 2006, Vice President from 1998 until 2002, and Director of Corporate Finance from 1994 until 1998. Mr. Savas is a director of Harland Clarke Holdings and SIGA Technologies, Inc., which file reports pursuant to the Exchange Act.

Code of Ethics

The Company has adopted a Code of Business Conduct, which includes a Code of Ethics for the Company’s principal executive and senior financial officers. The Code of Business Conduct applies to all directors, officers, employees, consultants and agents of the Company. The current version of the Code of Business Conduct is available to any stockholder on the Company’s website at http://www.mandfworldwide.com, or without charge upon request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065. If the Company changes the Code of Ethics in any material respect or waives any provision of the Code of Ethics for any of its principal executive or senior financial officers, the Company expects to provide the public with notice of any such change or waiver by publishing an appropriate description of such event on its website, http://www.mandfworldwide.com, or by other appropriate means as required or permitted under applicable rules of the SEC.

Compensation Committee Interlocks and Insider Participation

Mr. Folz served as a member of the Compensation Committee during the last completed fiscal year and also served as the Company’s President and Chief Executive Officer from 1996 to 1999.

REPORT OF THE AUDIT COMMITTEE

During fiscal year 2009, the Audit Committee consisted of Messrs. Beekman, Meister and Webb and Ms. Byorum. The overall responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. The committee has the responsibility to evaluate the independent auditors, engage them and, if appropriate, engage their replacement. The committee must discuss with the auditors the scope and plan for the audit; when appropriate, approve the plan for the audit; and discuss with both the auditors and management the adequacy and effectiveness of the Company’s financial and accounting controls. The committee also reviews with management and the auditors the Company’s quarterly and annual financial statements, including, the quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the committee approves the nature, scope and amount of audit-related and non-audit services that the Company’s independent auditors may perform.

The committee reviewed and discussed the audited financial statements with management and the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States (“US GAAP”), including the matters required to be discussed by Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards), and their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under US GAAP. In addition, the committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board (“PCAOB”), and has received the written disclosures and letter from the independent auditors required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence).

The committee discussed with the Company’s independent auditors the overall scope and plans for their audit of the Company’s financial statements, and it approved the audit plan. It met with the independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The committee considered whether any non-audit services provided to the Company by the independent auditors were compatible with maintaining the auditors’ independence from management and the Company. The committee approved the Company’s request that the independent auditors be permitted to perform certain audit-related services that the Company expects to require in 2010.

In reliance on the review and discussions referred to above, the committee recommended to the Board of Directors that the Company include the audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee has also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent auditors for 2010.

THE AUDIT COMMITTEE

Paul M. Meister, Chairman
Philip E. Beekman
Martha L. Byorum
Carl B. Webb

Compensation Discussion and Analysis

Material Compensation Principles

The material principles underlying the Company’s executive compensation policies and decisions include (1) evaluating the performance of the Chief Executive Officers of our operating subsidiaries, Mafco Worldwide and Harland Clarke Holdings, in light of approved Company goals and determining such Chief Executive Officers’ compensation levels based on such evaluation, (2) recommending for approval the compensation plans and incentive compensation plans for key executive officers of our operating subsidiaries other than their Chief Executive Officers, (3) establishing compensation-related performance objectives that support and reflect the Company’s strategic plan and goals, (4) ensuring that the compensation philosophy and structure is in line with and supports the Company’s business strategy and financial objectives, and (5) administering and reviewing, from time to time, the Second Amended and Restated Management Services Agreement (described below) with MacAndrews & Forbes LLC to take into account the scope and nature of the services provided to the Company, the Company’s performance and growth and acquisition activity by the Company.

Management Services Agreement and Transaction Fees

During 2009, certain executive officers of the Company, including Messrs. Schwartz and Savas, were executives of MacAndrews & Forbes. The Company did not compensate such executive officers, but, in 2009, the Company paid to MacAndrews & Forbes LLC $10.0 million for the value of the services provided by such officers (and other services described below) to the Company pursuant to the Second Amended and Restated Management Services Agreement between the Company and MacAndrews & Forbes LLC, dated June 20, 2007. Under the terms of the Second Amended and Restated Management Services Agreement, MacAndrews & Forbes provides the services of the Company’s Chief Executive Officer and Chief Financial Officer as well as other management, advisory, transactional, corporate finance, legal, risk management, tax and accounting services.

The Second Amended and Restated Management Services Agreement renews year to year unless either party gives the other party written notice at least 90 days prior to the end of the initial term or a subsequent renewal period. The Second Amended and Restated Management Services Agreement will also terminate in the event that MacAndrews & Forbes LLC or its affiliates no longer in the aggregate retain beneficial ownership of 10% or more of the outstanding Common Stock of the Company. The Second Amended and Restated Management Services Agreement also contains customary indemnities covering MacAndrews & Forbes LLC and its affiliates and personnel.

Chief Executive Officer Compensation

Mr. Schwartz has served as President and Chief Executive Officer since January 2008. Prior to his appointment as President and Chief Executive Officer, he served as Executive Vice President of the Company from 1996 to September 2007, serving as interim President and Chief Executive Officer from September 2007 through January 2008. In addition, Mr. Schwartz served as General Counsel of the Company from 1996 to March 2008. Since 1996, Mr. Schwartz has received no compensation, directly or indirectly, from the Company. As described in “— Management Services Agreement and Transaction Fees”, the Company pays MacAndrews & Forbes LLC a fee under the Second Amended and Restated Management Services Agreement for the services of Mr. Schwartz. Mr. Schwartz is compensated by MacAndrews & Forbes, where he is Executive Vice Chairman and Chief Administrative Officer and has held other senior management positions since 1989.

Compensation Philosophy

The objectives of the Company’s compensation programs are to enable the Company to attract, retain, and motivate key talent and to reward achievement of short term and long term strategic business objectives and financial goals.

The material principles underlying the Company’s executive compensation policies and decisions include recognizing that quality talent is attracted and retained with quality pay packages and that our executives recognize through their pay structure that their personal success with us is subject to and conditioned on the success of our business segments. We set pay in a way we think best drives our executives to grow our four principal business segments. Our four business segments include: Harland Clarke, which provides check printing, direct marketing and related products and services; Harland Financial Solutions (“HFS”), which provides software products and services to financial institutions; Scantron, which provides testing, assessment and survey solutions to educational and commercial institutions; and Licorice Products, which produces a variety of licorice products.

Generally, we use cash compensation, not equity compensation. We find a cash compensation system is easy to understand. It avoids the volatility in equity grants and avoids shareholder dilution. We pay at a level that we believe makes up for the absence of equity.

The Compensation Committee (1) ensures that the compensation structure supports the Company’s business strategy and financial objectives, (2) evaluates the performance of the named executive officers at its operating subsidiaries in light of Company goals, (3) evaluates the recommended compensation plans for the Company’s executive officers other than the named executive officers, (4) establishes performance objectives for the bonus plans and (5) reviews and approves recommendations on all significant aspects of the Company’s executive pay and benefit programs.

Compensation can increase or decrease materially in the event of a change in scope of position responsibilities, in light of performance of the Company’s business segments, and in response to business need. We generally do not take one element of pay into account when setting another pay element for the same executive, but we have designed target total compensation opportunities to be competitive. We do calculate target bonus as a percentage of base pay as we explain below. We view base plus bonus as an executive’s core pay, and we deliberately set the mix of base and bonus based on the responsibility the executive has for our financial performance. The pay mixes used under employment agreements for Stephen G. Taub, President and Chief Executive Officer of Mafco Worldwide and Charles T. Dawson, President and CEO of Harland Clarke Holdings reflect our views of how much responsibility each has for the business division he leads. The mixes are also the product of an arms length negotiation we conducted with each executive when negotiating his current pay arrangement.

Mafco Worldwide Compensation

The key elements of Mafco Worldwide’s compensation program consist of fixed compensation in the form of base salary and variable compensation in the form of annual incentive compensation. An executive officer’s annual base salary represents the fixed component of such executive officer’s total compensation, and variable compensation is intended to comprise a substantial portion of an executive’s total annual compensation. The Compensation Committee’s policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension, insurance and other benefits, as well as the programs described below. In addition, the general compensation principles for Mafco Worldwide are applicable to the way the Compensation Committee considers and evaluates compensation for Mr. Taub based upon an evaluation of the responsibilities of the position Mr. Taub has held and his experience and by reference to historical levels of salary paid by Mafco Worldwide.

Salary.  Salary adjustments are based on a periodic evaluation of the performance of Mafco Worldwide and each executive officer, as well as financial results of the business. The Compensation Committee takes into account the effect of any corporate transaction that has been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These measures include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. Mr. Taub received a base salary in 2009 of

$1,175,000, which reflects a cost of living increase and an increase in recognition of his performance at Mafco Worldwide.

Annual Incentive Compensation.  The variable compensation payable annually to executive officers of Mafco Worldwide consists principally of annual incentive compensation awards. Annual incentive compensation is payable pursuant to contractual provisions applicable to Mr. Taub which provide eligibility to receive annual performance bonus awards based upon achievement of performance goals established by the Compensation Committee and set forth in his employment agreement. The performance goals are based upon the achievement of 80% to 115% of EBITDA (net income before interest and expense, income taxes, depreciation and amortization) goals set forth in Mafco Worldwide’s business plan during each calendar year and, in the case of Mr. Taub (as further described below) with a minimum based on EBITDA achievement relative to the prior year. While the Company expects Mafco Worldwide will achieve its performance targets if its management team satisfies individual and collective performance objectives, the Company is not certain Mafco Worldwide will achieve or exceed the targets.

The annual incentive compensation earned by Mr. Taub with respect to 2009 was determined in accordance with the provisions of his employment agreement. The bonus payments to Mr. Taub may not exceed $2,000,000 with respect to any calendar year. Mafco Worldwide’s EBITDA goal for 2009 was $39,800,000. Mafco Worldwide achieved $35,600,000 of EBITDA for 2009, which is 89.45% of Mafco Worldwide’s EBITDA 2009 goal. For 2009, based on achievement of the pre-set EBITDA target, a bonus of $881,250 was paid to Mr. Taub, on January 6, 2010, which is 71.43% of Mr. Taub’s target bonus of $1,233,750. Mafco Worldwide uses an annual incentive bonus for Mr. Taub because the primary company performance element that Mafco Worldwide’s executive officers focus on is year over year EBITDA performance.

The annual performance-based bonus was designed to be compliant with the performance-based exception of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee established the bonus plan and certified the results.

In addition to the annual performance-based bonus, the Compensation Committee may award a discretionary bonus to Mr. Taub. However, the Compensation Committee did not award Mr. Taub a discretionary bonus in respect of 2009.

Harland Clarke Holdings Compensation

Harland Clarke Holdings’ executive compensation program includes the following elements:

Pay Element	What the Pay Element Rewards		Purpose of the Pay Element

Base Salary	•	Recognized leadership skills	•	Provides base level of monthly income not subject to performance risk
	•	Experience and expertise in the position
	•	Demonstrated prior achievement of Harland Clarke Holdings and personal goals	•	Makes overall pay package more competitive

Annual Executive Bonus Plan	•	Executive’s contributions towards Harland Clarke Holdings’ achievement of performance targets	•	Focuses executive on achievement of annual goal most important to Harland Clarke Holdings and investors
	•	Recognizes executive’s direct responsibility for Harland Clarke Holdings’ annual performance targets	•	Exposes executive to risk of not receiving pay or receiving diminished pay if Harland Clarke Holdings underperforms

Pay Element	What the Pay Element Rewards		Purpose of the Pay Element

			•	Gives executive direct motivation to help Harland Clarke Holdings achieve annual performance targets with significant upside for achieving exceptional results

Long-Term Incentive Compensation Plan	•	Achievement of sustained growth	•	Keeps executive focused on long term growth of Harland Clarke Holdings
	•	Achievement of cumulative performance targets over a 3-year period	•	Keeps executive personally invested in the implementation of Harland Clarke Holdings’ long term growth plan

Executive Employment Contract		Continued Service with Harland Clarke Holdings		Keeps executive focused on job and performance

401(k) and Deferred Compensation Plan		Long-term service with Harland Clarke Holdings	•	Helps executive prepare for retirement
			•	Makes overall pay package more competitive
			•	Provides retention incentive

Additional Benefits and Perquisites		Continued service with Harland Clarke Holdings	•	Makes overall pay package more competitive
			•	Payments in-kind may foster added Harland Clarke Holdings loyalty in a way added cash pay does not
Termination Benefits		Continued service in circumstances under which executive’s job is at risk		Keeps executive focused on job and performance in best interest of Harland Clarke Holdings even if executive works himself or herself out of a job

Base Pay.  Harland Clarke Holdings determines base pay by evaluating Mr. Dawson’s individual leadership competencies, achievement of personal goals in support of Harland Clarke Holdings’ objectives and position-critical skills. Management of the Company conducts this evaluation together with Mr. Dawson, where appropriate, and discusses it with him. Management of the Company recommends a pay level to the Compensation Committee. The Compensation Committee then decides the base pay level. Mr. Dawson received a base salary in 2009 of $1,000,000.

We feel that a substantial portion of an executive’s core pay (base and bonus) should be subject to the risk of not being paid if that executive is at least partially responsible for the financial performance of Harland Clarke Holdings. The analysis of how much direct responsibility Mr. Dawson has for Harland Clarke Holdings’ performance targets determines how much of his core pay should be at risk.

Annual Executive Bonus Plan.  The amount of bonus paid to Mr. Dawson is tied directly to the performance of Harland Clarke Holdings and Mr. Dawson’s individual performance. We want our annual bonus program for Harland Clarke Holdings to properly reward Mr. Dawson for his individual performance and contributions to Harland Clarke Holdings. Mr. Dawson’s bonus targets were set based on the performance of the principal business segment for which he was primarily responsible during 2009. These Adjusted EBITDA for Compensation Purposes targets vary slightly for each of our business segments, reflecting the appropriate adjustments we made to financial performance. We discuss adjusted EBITDA in more detail in “Adjusted EBITDA for Compensation Purposes Targets As a Performance Measure” below.

Mr. Dawson’s bonus plan is based on achievement of the annual adjusted EBITDA for Compensation Purposes target between 90% and 145.1% for Harland Clarke Holdings. The amount of bonus opportunity is tied to a percentage of salary increasing incrementally as performance against goal increases incrementally. If at least 90% of target is not achieved, then no bonus will be paid. The bonus was designed to be compliant with the performance-based exception of Section 162(m) of the Code. Mr. Dawson earned an executive bonus from the Company during 2009 of $1,250,000, which was paid on March 12, 2010.

Adjusted EBITDA for Compensation Purposes Targets as a Performance Measure

The Company believes that Adjusted EBITDA for Compensation Purposes targets are the best measure of Harland Clarke Holdings performance. Adjusted EBITDA for Compensation Purposes is a non-GAAP measure representing EBITDA (net income before interest expense-net, income taxes, depreciation and amortization) adjusted to reflect the impact of those items Harland Clarke Holdings does not consider indicative of its ongoing performance such as restructuring costs, certain non-operational items, group management fees, acquisition-related expenses, certain stand-alone costs, and other non-cash adjustments relevant to each segment. These Adjusted EBITDA for Compensation Purposes targets are very similar to measures of covenant compliance under Harland Clarke Holdings’ debt agreements, and securities analysts often use similar measures to evaluate the performance of Harland Clarke Holdings.

Performance Targets (Adjusted EBITDA for Compensation Purposes Targets).  The M & F Worldwide Corp. 2008 Long Term Incentive Plan has Adjusted EBITDA for Compensation Purposes targets based on both consolidated and segment performance, whereas the annual bonus for Mr. Dawson is based solely on the relevant business segment Adjusted EBITDA for Compensation Purposes targets. The 2009 and 2008 consolidated Adjusted EBITDA for Compensation Purposes targets at Harland Clarke Holdings were $498.9 million and $470.7 million, respectively. The 2009 and 2008 segment Adjusted EBITDA for Compensation Purposes performance targets for Harland Clarke Holdings were as follows: Harland Clarke $358.1 million and $352.0 million, Harland Financial Solutions $76.5 million and $68.7 million, and Scantron $76.7 million and $62.3 million, respectively. Harland Clarke Holdings exceeded consolidated targets in 2009 and 2008. The segment targets were exceeded in 2008, and exceeded in all segments except for Scantron in 2009.

The M & F Worldwide Corp. 2008 Long Term Incentive Plan (the “2008 LTIP”).  The 2008 LTIP is a three-year cash-based plan tied to multiyear Harland Clarke Holdings and business segment performance, effective January 1, 2008, covering fiscal years 2008, 2009 and 2010. All payouts to the executives will be made, assuming the cumulative performance threshold is met, at the end of the three-year cycle. While the Company expects the targets under the 2008 LTIP to be met, the Company is not certain Harland Clarke Holdings will achieve or exceed the targets. Mr. Dawson participated in the 2008 LTIP in 2009, while Mr. Taub has never participated in the 2008 LTIP.

We consider the best approach is to (a) establish Adjusted EBITDA for Compensation Purposes targets within 90 days of the beginning of each year the plan is in effect which demonstrate benefit to shareholders of the Company, and (b) compensate executives only if those Adjusted EBITDA for Compensation Purposes targets are achieved on a cumulative basis over a three year period, thus providing a clear indication of sustained performance. If Mr. Dawson is terminated without cause, he would receive a pro rata payment in respect of the time elapsed, only if Adjusted EBITDA for Compensation Purposes targets are achieved, and the payments, if any, would be paid out at the end of the three year cycle. No payouts will be made if actual three year performance is below 90% of the cumulative Adjusted EBITDA for Compensation Purposes targets. If performance is between 90% and 100% of cumulative Adjusted EBITDA for Compensation Purposes target, the 2008 LTIP will pay out a ratable amount between 50% and 100%. Mr. Dawson will also share in 2.3% and 2.7%, respectively, of the cumulative three year excess over target, up to a maximum of 120% of cumulative performance over target for business segment performance and consolidated performance. Adjusted EBITDA for Compensation Purposes targets under the 2008 LTIP are bifurcated, granting awards with respect to each executive based 50% on performance of the executive’s individual business segment and 50% on consolidated performance. The bifurcated structure is appropriate because there are three separate and distinct business segments, each with its own challenges, risks and opportunities, but there remains the opportunity for the business segments to assist each other in their individual growth. The maximum payout amount to all participants in the 2008 LTIP approved by our Board of Directors at the end of the three-year cycle and assuming full utilization of the authorized 2008 LTIP pool is $16.5 million in the aggregate. The current anticipated payout amount to all participants in the 2008 LTIP at the end of the three-year cycle, assuming 100% of the Adjusted EBITDA for Compensation Purposes target is achieved, and based on the current list of participants in the 2008 LTIP, is $13.1 million. The payout amount to officers of Harland Clarke Holdings at the end of the three-year cycle, assuming 100% of the Adjusted EBITDA for Compensation Purposes target is achieved, is approximately $8.2 million.

Other Benefits and Perquisites for Mafco Worldwide and Harland Clarke Holdings

Mafco Worldwide and Harland Clarke Holdings offer other benefits and perquisites in order to provide a competitive total compensation and benefits package. Mafco Worldwide and Harland Clarke Holdings provide certain personal benefits because they believe that personal benefits with respect to certain matters are a more effective incentive than additional salary. Executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, such as group medical insurance and participation in and matching contributions through company-sponsored 401(k) plans. Executive officers working at Mafco Worldwide and Harland Clarke Holdings also receive benefits available to other senior employees, such as a monthly car allowance, life insurance, annual physical exams and a cell phone.

Mafco Worldwide provides tax gross-up payments to Mr. Taub in respect of the portions of disability and life insurance premium payments which are taxable income to Mr. Taub. These gross-up payments are made so that Mr. Taub receives the full economic benefit of having the Company pay the premiums for these benefits. Mr. Taub is also provided with a cell phone and annual physical exam. Mr. Taub is permitted to travel first class for business and has a time share of a jet for business travel.

Mr. Dawson is provided a private country club membership. Harland Clarke Holdings provides a leased car to Mr. Dawson and permits him to travel first class or by charter aircraft for business travel. Mr. Dawson is also allowed reimbursements for gas mileage. Harland Clarke Holdings provides tax gross-up payments to Mr. Dawson in respect of his personal use of the leased vehicle.

Other Important Elements of Compensation at Mafco Worldwide and Harland Clarke Holdings

Payments in connection with termination of employment without cause (as defined on pages 24 and 25, under “Potential Payments upon Termination or Change in Control”) are in the form of severance and are set forth in an individual’s employment agreement.

Severance payments are generally provided as part of the compensation package, in line with market practices. The Company believes severance payment opportunities encourage the executive officers of its principal operating subsidiaries to continue to perform in the best interests of the Company.

Mr. Taub’s severance is intended to replace what he would have earned for the remainder of the employment term if he were terminated without cause, so the severance provisions of his employment agreement are generally designed to replace those lost amounts. The severance provided for Mr. Dawson and the formulas used have been designed to provide the income protection Mr. Dawson would need to enable him to have a smooth transition out of the Company while remaining focused on the needs of the Company at the end of his employment.

The Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan and the Mafco Worldwide Corporation Benefit Restoration Plan are two retirement plans that Mafco Worldwide has utilized to retain certain senior and experienced mid - to late - career executive talent (such as Mr. Taub)

necessary to achieve growth and provide Mr. Taub with a retirement benefit targeted to a competitive income replacement ratio at normal retirement age.

Tax treatments of annual bonuses and the 2008 LTIP affect the timing of any payout to its operating subsidiary executives. Payments may be delayed if permitted under applicable law in order to avoid accelerated or additional tax under Section 409A of the Code.

The Compensation Committee attempts to ensure full deductibility of compensation notwithstanding the limitation on the deductibility of certain compensation in excess of $1,000,000 under Section 162(m) of the Code. The Mafco Worldwide bonus plan, the Harland Clarke Holdings bonus plan, the 2008 LTIP and the Company’s stock option plan are designed so as to allow stock options and bonuses granted thereunder to be deductible under Section 162(m) of the Code. However, the Compensation Committee retains discretion to award or pay non-deductible compensation when it considers it to be in the best interests of the Company and stockholders to do so.

Role Of Executive Officers In Compensation Process

The Company’s Chief Executive Officer, in consultation with the Compensation Committee, recommends business performance targets and objectives applicable to, evaluates the performance of, and recommends compensation for Messrs. Taub and Dawson. The Company’s other principal executive officers receive no compensation from the Company. See “— Management Services Agreement and Transaction Fees” and “— Chief Executive Officer Compensation.”

Mr. Taub and Mr. Dawson each recommend business performance targets and objectives to the Company with respect to the business segments that he leads, and evaluates the performance of, and recommends compensation for, the senior employees at his business segment.

The compensation policies and decisions for all executive officers of Mafco Worldwide and Harland Clarke Holdings are evaluated within their respective business segments, in consultation with the Company. Targets are set consistent with annual budgets presented to and approved by the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including by incorporation by reference to this Proxy Statement.

THE COMPENSATION COMMITTEE

Theo Folz, Chairman
Philip E. Beekman
Bruce Slovin

SUMMARY COMPENSATION TABLE FOR 2009

				Change In
				Pension
				Value and
			Non-Equity	Nonqualified
			Incentive	Deferred
			Plan	Compensation	All Other
Name and		Salary	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)	($)(3)	($)(4)	($)

Barry F. Schwartz	2009	—	—	—	—	—
President & Chief	2008	—	—	—	—	—
Executive Officer	2007	—	—	—	—	—
Paul G. Savas	2009	—	—	—	—	—
EVP, Chief Financial Officer	2008	—	—	—	—	—
	2007	—	—	—	—	—
Stephen G. Taub	2009	1, 175,000	881,250	128,812	27,942	2,213,004
President & CEO of	2008	1, 100,000	1,210,000	58,652	17,795	2,386,447
Mafco Worldwide	2007	1, 025,000	1,076,250	—	19,258	2,120,508
Charles T. Dawson	2009	1,038,462	1,250,000	—	166,914	2,455,376
President & CEO of	2008	993,654	1,250,000	—	248,682	2,492,336
Harland Clarke Holdings	2007	840,192	5,085,508 (2)	40	151,820	6,077,560

(1)	Messrs. Schwartz and Savas received no compensation directly or indirectly from the Company. They provided services to the Company under the terms of a management services agreement, which has been amended from time to time (see “Management Services Agreement and Transaction Fees” above). The Company paid a total amount of $10.0 million to MacAndrews & Forbes in each of 2009 and 2008 pursuant to the management services agreement. In addition, on February 22, 2008, the Company also paid $2.0 million to MacAndrews & Forbes LLC for services related to sourcing, analyzing, negotiating and executing the purchase of Data Management.

(2)	The compensation paid to Mr. Dawson listed in this column for 2009 consists of $1,250,000 paid with respect to 2009 under the annual Harland Clarke Annual Executive Bonus Plan. The compensation paid to Mr. Dawson listed in this column for 2007 includes $4,184,474 earned by Mr. Dawson in connection with the early termination and payout of the M & F Worldwide Corp. 2005 Long Term Incentive Compensation Plan and for 2008 consists of $1,250,000 paid with respect to 2008 under the annual Harland Clarke Annual Executive Bonus Plan.

(3)	For 2009 for Mr. Taub, the Change in Pension Value reflects the increase in the aggregate Present Value of Accumulated Benefits, for all the pension plans, from December 31, 2008 to December 31, 2009. The Present Value of Accumulated Benefits for each date was calculated based on the benefit accumulated to that date, payable as a life annuity at age 65, and using the assumptions set forth in Note 11 of the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2008 and December 31, 2009. See “Pension Benefits for 2009” for additional information.

For 2008 for Mr. Taub, the Change in Pension Value reflects the increase in the aggregate Present Value of Accumulated Benefits, for all the pension plans, from December 31, 2007 to December 31, 2008. The Present Value of Accumulated Benefits for each date was calculated based on the benefit accumulated to that date, payable as a life annuity at age 65, and using the assumptions set forth in Notes 10 and 11, respectively, of the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2007 and December 31, 2008.

(4)	The compensation paid to Mr. Taub listed in this column for 2009 includes: (i) a tax gross-up payment of $7,614 in respect of the taxable portion of disability premium payments; (ii) term life insurance premiums of $4,902; (iii) the cost to the company of $1,882 for a supplemental health indemnity program which reimburses out of pocket costs for Mr. Taub; (iv) the cost to the Company of $8,644 for health insurance premiums and (v) a 2% nondiscretionary employer contribution by Mafco Worldwide under its 401(k) plan of $4,900.

The compensation paid to Mr. Dawson listed in this column for 2009 includes: (i) the aggregate incremental cost to the Company of the leased vehicle and employer-provided gas of $33,501; (ii) country club fees of $5,765; (iii) term life insurance premiums of $2,365; (iv) employer contributions to the Harland Clarke Holdings Financial Freedom (401(k)) Plan, a supplemental non-qualified excess benefit plan, and the Benefits Equalization Plan, of $92,191; (v) $22,437 for the tax gross-up on the personal use of a company vehicle and a gross-up for spousal travel; and (vi) $10,655 in costs related to spousal travel.

The elements of compensation with respect to these executive officers are based upon, with respect to the Chief Executive Officer and Chief Financial Officer, the management services agreement as in effect during each period presented and, with respect to the other executive officers, the applicable employment contract, the 2008 LTIP, Company policy, and application of past practice, each as applicable to the respective officer.

Terms of Executive Employment Agreements

Mr. Taub.  Mr. Taub’s employment agreement, dated August 1, 2001, and amended October 31, 2006 and December 31, 2008, provides for his employment as President and Chief Executive Officer of Mafco Worldwide, commencing on August 1, 2001 initially through July 31, 2006, with a five-year evergreen renewal provision. Mafco Worldwide has the right at any time to give written notice of the non-renewal of the employment term. Upon the giving of such notice, the employment term is automatically extended so that it ends five years after the last day of the month in which the notice was given. The employment term is extended on a day-to-day basis until Mafco Worldwide gives notice of non-renewal, although in no event will the term extend beyond May 25, 2016.

The salary for Mr. Taub is set under the terms of his employment contract. For more information regarding Mr. Taub’s base salary, see “Compensation Discussion and Analysis — Mafco Worldwide Compensation — Salary”. Mr. Taub’s bonus plan is outlined in his employment contact. For more information regarding the method for determining Mr. Taub’s bonus, see “Compensation Discussion and Analysis — Mafco Worldwide Compensation — Annual Incentive Compensation”. For more information regarding the termination provisions of Mr. Taub’s employment contract, see “Potential Payments upon Termination or Change-in-Control.”

Mr. Dawson.  On February 13, 2008, Harland Clarke Holdings entered into an employment agreement with Mr. Dawson, effective as of January 1, 2008, which superseded his prior employment agreement with Harland Clarke Holdings dated as of May 29, 2007. This employment agreement, whereby Mr. Dawson is employed by Harland Clarke Holdings as President and Chief Executive Officer of Harland Clarke Holdings and Chief Executive Officer of the Harland Clarke Business (as defined in the employment agreement), will continue until December 31, 2013, pursuant to an amendment dated February 2, 2010. The current term is subject to earlier termination as described in the “Potential Payments upon Termination or Change-in-Control” section below. Under this employment agreement, Mr. Dawson’s annual base salary is $1,000,000 and he is entitled to receive annual bonuses based on the attainment of a certain percentage of Harland Clarke Business Adjusted EBITDA for Compensation Purposes targets. Mr. Dawson’s annual bonus is 125% of his base salary if 100% of target is attained and increases ratably up to a maximum of 175% of his base salary if 145.1% of the targets are attained. Pursuant to this agreement, Mr. Dawson participates in the 2008 LTIP, for which he is eligible to receive a portion of the bonus pool attributed to the Harland Clarke Business and a portion of the bonus pool attributed to Harland Clarke Holdings. In 2008, Mr. Dawson became President and Chief Executive Officer of Harland Clarke Holdings. As a result of his increased responsibilities, he was granted an additional portion of the 2008 LTIP bonus pool that is based solely on Consolidated Harland Clarke Holdings performance.

GRANTS OF PLAN-BASED AWARDS FOR 2009

The following table presents information with respect to each award in 2009 to a named executive officer of plan-based compensation, including annual cash awards under the Executive Bonus Plan.

		Estimated Possible Payments
		Under Non-Equity Incentive Plan Awards
Name	Award Type(1)(2)	Threshold		Target	Maximum

Barry F. Schwartz	—	—		—	—
Paul G. Savas	—	—		—	—
Stephen G. Taub	Annual Bonus	$705,000	(4)	$1,233,750	$2,000,000
Charles T. Dawson(5)	Annual Bonus	$900,000		$1,250,000	$1,750,000
	2008-2010 Segment LTIP	$787,500		$1,575,000	—
	2008-2010 Consolidated LTIP	$787,500		$1,575,000	—
	2008-2010 Consolidated LTIP(3)	$300,000		$600,000	—

(1)	The amounts listed in this column next to the heading Annual Bonus represent the threshold, target and maximum amount which may be payable to Mr. Dawson pursuant to the annual executive bonus plan, as described in more detail above under “Harland Clarke Holdings Compensation — Annual Executive Bonus Plan.”

(2)	The amounts listed in this column next to the heading LTIP represent the threshold and target amount which may be payable in 2011 to Mr. Dawson at the end of the three-year performance period (2008-2010) pursuant to the 2008 LTIP, as described in more detail above under “Harland Clarke Holdings Compensation — The M & F Worldwide Corp. 2008 Long Term Incentive Plan (the “2008 LTIP”). The first row labeled LTIP represents the amount of the LTIP attributable to the performance of Mr. Dawson’s individual business segment at the end of the three-year performance period and the second and third row labeled LTIP represent the amount attributable to consolidated Harland Clarke Holdings results at the end of the three-year performance period.

(3)	Mr. Dawson received an additional grant under the 2008 LTIP which represents the amount attributable to consolidated Harland Clarke Holdings results at the end of the three-year performance period as a result of increased responsibilities for Harland Clarke Holdings after taking the additional position as President and Chief Executive Officer of Harland Clarke Holdings.

(4)	The minimum threshold payment amount is determined in accordance with Mr. Taub’s employment agreement, which entitles Mr. Taub to a total of salary and bonus for 2009 of no less than the total salary and bonus for 2008 only if the Company’s 2009 EBITDA equals or exceeds the Company’s EBITDA for 2008.

(5)	The 2008 LTIP, which was designed to meet the requirements of Section 162(m) of the Code, was approved by the shareholders of the Company in 2008. Under the terms of the 2008 LTIP, the maximum payout to any participant is $10 million over the three-year performance period. The actual payout to any participant is expected to be substantially lower than the maximum potential payout, which was provided for purposes of Section 162(m) of the Code.

Pursuant to his employment agreement, Mr. Taub was entitled to receive a cash performance award for 2009 performance. The estimated possible payouts are based on achievement of 80% to 115% of Mafco Worldwide’s EBITDA goals for 2009, subject to a maximum limit of $2,000,000. The minimum threshold payout amount is determined based on 2009 EBITDA achievement and is equal to $705,000. Mr. Taub’s performance bonus of $881,250, earned in respect of 2009, was paid to him in early 2010.

Pursuant to his employment agreement, Mr. Dawson was entitled to a cash performance award for 2009 performance of the Harland Clarke Business. The estimated possible payouts are based on achievement of 90% to 145.1% of the Harland Clarke business’ Adjusted EBITDA for Compensation Purposes targets for 2009. Mr. Dawson was entitled to receive as an annual bonus 125% of his base salary if target was attained, increasing ratably up to a maximum of 175% of his base salary if 145.1% of the target was attained. Mr. Dawson’s bonus of $1,250,000 with respect to 2009 was paid on March 12, 2010.

OUTSTANDING EQUITY AWARDS AT YEAR-END FOR 2009

There were no equity awards to named executive officers outstanding at December 31, 2009.

OPTION EXERCISES AND STOCK VESTED FOR 2009

No named executive exercised options or had shares vest during 2009.

PENSION BENEFITS FOR 2009

The following table shows, as of December 31, 2009 (the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 26, 2010), the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year with respect to Stephen G. Taub under the Mafco Replacement Pension Plan and the Mafco Restoration Plan. The present values of accumulated benefits are calculated using the methodology required for financial statement reporting purposes, applied at the earliest unreduced retirement age. The section below provides more information about the terms of the plans.

		Number of	Present Value of
		Years	Accumulated
Name	Plan Name	Credited Service	Benefit ($)(a)

Barry F. Schwartz	—	—	—
Paul G. Savas	—	—	—
Stephen G. Taub	Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan	34	$85,390
	Mafco Worldwide Corporation Benefit Restoration Plan	34	$1,008,216
Charles T. Dawson	—	—	—

(a)	The amounts set forth in the Pension Benefits table are based on the assumptions set forth in Note 11 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010. The relevant assumptions are:

•	a 6.00% discount rate for the Replacement Plan and a 5.75% discount rate for the Restoration Plan; and

•	post-retirement mortality rates according to the RP-2000 Combined Healthy Participant Table, with projected mortality improvements to 2010 with Scale AA.

The amounts shown are estimates of the increase in the actuarial present value of Mr. Taub’s age-65 accrued benefit under each plan for 2009. Mr. Taub is currently eligible for early retirement because he is over 55 years old and has more than 10 years of service. He qualifies for a reduced early retirement benefit that would be approximately 34% less than his full retirement benefit. The section below provides more information about early retirement benefits.

Mafco Worldwide provides the following retirement program to eligible salaried employees:

•	The Mafco Worldwide Corporation Replacement Defined Benefit Pension Plan (“Mafco Replacement Pension Plan”), a tax-qualified defined benefit plan that provides monthly retirement benefits to all eligible employees. The plan terms are described in the section below.

•	The Mafco Worldwide Corporation Benefit Restoration Plan (“Mafco Restoration Plan”) a non-tax qualified plan that restores certain benefits that are limited by statutory limits. The plan terms are described in the section below.

•	The Mafco Worldwide Corporation Savings or Cash Option Plan for Employees (“SCOPE Plan”), a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code. Eligible employees may elect to contribute a portion of their compensation to the plan. The Company annually contributes 2% of the participant’s compensation. Compensation is limited by the statutory limit ($245,000 in 2009). Subject to certain restrictions, participants may make voluntary after-tax contributions up to 10% of their aggregate compensation, and any such contributions are fully vested and non forfeitable at all times.

Mr. Taub, but no other named executive officer, participates in the Mafco Worldwide Replacement Pension Plan and Mafco Restoration Plan (together, the “Pension Plans”), as do other Mafco salaried employees.

Eligibility:  The Pension Plans cover salaried employees who are at least age 21 and have been credited with at least one thousand hours of service in any Plan Year (as defined in the Mafco Replacement Pension Plan) since the date such employee commenced employment.

Formula:  The annual amount of benefit under the Pension Plans is determined by a formula that:

•	multiplies the Average Final Compensation, less the Participant’s Primary Social Security Amount, by 50%, reducing this amount proportionally if the participant has less than 25 years of credited service (service over 25 years is ignored in the calculation);

•	subtracts the actuarial equivalent benefit of the SCOPE Plan 2% employer contribution account balance; and

•	subtracts the annual annuity amount paid under an insurance contract issued by the John Hancock Life Insurance Company, providing for annuities payable to participants in a prior pension plan sponsored by Mafco Worldwide.

Average Final Compensation:  Averages the participant’s highest three consecutive calendar years of compensation earned during the participant’s service with Mafco Worldwide.

•	Compensation includes cash wages and salaries, including overtime and bonuses, and excludes (a) fringe benefits and other items, in addition to cash wages and salaries, required to be included in taxable income, such as life insurance or stock option exercise or disposition; and (b) employer contributions to the Pension Plans or other deferred compensation plans, other than salary reductions pursuant to Section 401(k) or Section 125 of the Code.

•	The compensation factored into the benefits provided from the Mafco Replacement Pension Plan is subject to the statutory limit of $245,000 in 2009. Under the Mafco Restoration Plan, the maximum eligible compensation is limited to $500,000.

Early Retirement:  When a participant terminates on or after age 55 and completes 10 years of service, the participant can commence his pension benefit immediately, subject to “early retirement reduction,” as defined in the Pension Plans. In general, benefits are reduced by 1/2% for the first 60 months, and 1/4% for the next 60 months that benefits start prior to age 65.

Mafco Restoration Plan:  The plan covers benefits accrued on compensation above the Code’s Section 401(a)(17) compensation limit (up to $500,000 in compensation). In addition, the plan restores benefits accrued in excess of the Code’s Section 415 benefit limit of $195,000 in 2009. All other provisions (except the distribution rules, which are intended to comply with Section 409A of the Code) follow the Mafco Replacement Pension Plan. The plan is not funded.

NONQUALIFIED DEFERRED COMPENSATION TABLE FOR 2009

	Registrant	Aggregate	Aggregate
	Contributions	Earnings	Balance at
	in Last FY	in Last FY	Last FYE
Name	($)(1)	($)	($)(2)

Barry F. Schwartz	—	—	—
Paul G. Savas	—	—	—
Stephen G. Taub	—	—	—
Charles T. Dawson	82,391	17,583	529,795

(1)	The amounts reported are included as part of “All Other Compensation” in the Summary Compensation Table.

(2)	Total balance of the executive’s account as of the end of the Company’s last fiscal year. Harland Clarke Holdings contributions to the Benefits Equalization Plan reported in the Summary Compensation Table for the prior year for Mr. Dawson are $82,391. This amount was reported in the “All Other Compensation” column.

Material Features of the Harland Clarke Holdings Deferred Compensation Plan

The Harland Clarke Holdings Deferred Compensation Plan is a non-elective, nonqualified deferred compensation plan known as the Benefits Equalization Plan, or BEP. It serves as a supplemental benefit program for employees whose Harland Clarke Holdings contributions to the 401(k) are limited due to IRS annual qualified plan contribution limits. All employees whose eligible earnings are greater than the IRS qualified plan compensation limit are automatically eligible for this benefit.

Employees may not defer income into this plan. Harland Clarke Holdings does not match contributions under its tax-qualified 401(k) plan in respect of pay above the tax-qualified plan compensation limits. Instead, it credits a notional contribution in respect of pay above the tax-qualified plan limits to the employee’s BEP account.

The BEP is an unfunded deferred compensation plan. Interest is compounded quarterly and credited to each participant’s account based upon the 10-Year U.S. Treasury Bond yield as in effect on the first business day of the plan year rounded to the next higher one-half percent, plus one percent. For plan year 2009, the rate was 3.5%. This methodology of applying interest is based on the language outlined in the BEP. Interest rates are provided annually by Mercer.

Distributions are allowed only at termination, retirement, death, or disability and are paid in a single lump sum on the first day of the seventh month following the occurrence of such a qualifying event.

Potential Payments upon Termination or Change-in-Control

Set forth below is a summary of the payments and benefits that certain named executive officers would receive upon termination of employment or upon a change in control, assuming such an event took place on December 31, 2009.

Mr. Taub.  If the Company were to terminate Mr. Taub’s employment for cause, he would not become entitled to any further compensation. Pursuant to the terms of Mr. Taub’s employment agreement, cause means:

•	gross neglect of duties;

•	conviction of any felony or any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates;

•	willful misconduct in connection with the performance of any material portion of duties, breach of any material provision of the employment agreement; or

•	any other conduct which would make continued employment materially prejudicial to the best interests of the Company.

In the case of termination of his employment without cause, Mr. Taub would become entitled to receive:

•	continued payment of his base salary and bonus for a period of five years after the termination;

•	continued participation in applicable welfare benefit plans for five years after the termination;

•	continued contribution to the employer portion of employee premiums of welfare benefit plans for a period of five years after termination;

•	continued participation in fringe benefit arrangements for five years after the termination; and

•	accrued vacation pay.

For each year during the severance period during which EBITDA achieved for the year at least equals EBITDA for the immediately preceding year, the base salary and bonus paid to Mr. Taub will be no less than the base salary and bonus paid for the preceding year. To the extent that Mr. Taub earns any compensation during the severance period, any base salary and bonus paid will be offset by such compensation.

Under Mr. Taub’s employment contract, upon a change-in-control, Mafco Worldwide will be required to purchase for Mr. Taub a single-premium annuity having the terms described under “Termination and Change In Control Schedule”.

For purposes of Mr. Taub’s agreement, a change-in-control shall have occurred if any “person” or “group” other than (a) Ronald O. Perelman or (b) any person controlled, directly or indirectly, by Ronald O. Perelman or his heirs;

•	shall acquire “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of all classes of Voting Stock of the Company then outstanding; or

•	shall have elected, or shall have caused to be elected, a sufficient number of its or their nominees to the board of directors of the Company such that the nominees so elected (whether new or continuing directors) shall constitute a majority of the board of directors of the Company.

However, Mafco Worldwide will not be required to purchase for Mr. Taub a single-premium annuity unless the change-in-control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, pursuant to Section 409A of the Internal Revenue Code, as amended, and any Treasury Regulations promulgated thereunder.

Mr. Dawson.  If the Company were to terminate Mr. Dawson’s employment for cause, he would not become entitled to any further compensation. Pursuant to the terms of Mr. Dawson’s employment agreement, cause means:

•	continued neglect of duties;

•	continued incompetence or unsatisfactory attendance;

•	conviction of any felony;

•	violation of the rules, regulations, procedures or instructions relating to the conduct of employees, directors, officers and/or consultants of Harland Clarke Holdings;

•	willful misconduct in connection with the performance of any material portion of the executive’s duties under the employment agreement;

•	breach of fiduciary obligation owed to Harland Clarke Holdings or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Harland Clarke Holdings opportunity;

•	breach of any provision of the employment agreement, including any non-competition, non-solicitation and/or confidentiality provisions;

•	any act that has a material adverse effect upon the reputation of and/or the public confidence in Harland Clarke Holdings;

•	failure to comply with a reasonable order, policy or rule that constitutes material insubordination; engaging in any discriminatory or sexually harassing behavior; or

•	using, possessing or being impaired by or under the influence of illegal drugs or the abuse of controlled substances or alcohol on the premises of Harland Clarke Holdings or any of its subsidiaries or affiliates or while working or representing Harland Clarke Holdings or any of its subsidiaries or affiliates.

In the case of termination of his employment without cause or for good reason (as defined below), Mr. Dawson would become entitled to receive:

•	continued payment of his base salary for a period of two years after the termination;

•	continued participation in applicable welfare benefit plans for 12 months after the termination;

•	continued contribution to the employer portion of employee premiums of welfare benefit plans for a period of 12 months after termination;

•	a pro rata annual bonus for the year in which termination occurred, if it would have otherwise been payable to him but for the termination of his employment, paid at the time and in the manner bonuses are paid to other Harland Clarke Holdings executives;

•	any earned but unpaid annual bonus for the year prior to the year in which termination occurred, paid at the time and in the manner bonuses are paid to other Harland Clarke Holdings executives; and

•	a pro rata amount payable, if any, under the 2008 LTIP in accordance with its terms, paid at the time and in the manner 2008 LTIP amounts are paid to other Harland Clarke Holdings executives.

Pursuant to the terms of Mr. Dawson’s employment agreement, good reason means, without the advance written consent of the executive:

•	a reduction in the executive’s base salary; or

•	a material and continuing reduction in the executive’s responsibilities, in each case which Harland Clarke Holdings fails to cure within 30 days of receiving notice from the executive of such an event.

Mr. Taub is bound by a five-year non-competition covenant and Mr. Dawson is bound by a two-year non-competition covenant as well as a two-year non-solicitation covenant. Breach of either the non-competition or the non-solicitation covenants will result in a cessation of payment of salary and premium rates under the group health benefits.

In order to receive any of the payments or benefits described above which are payable upon termination of employment, Mr. Dawson must execute an irrevocable release of claims in favor of the Company.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL FOR 2009

				Executive		Deferred
			Health/	Annual		Compensation
	Separation		Welfare	Bonus	Outplacement	Plan
Name &	Pay(1)	Vacation(2)	Plans(3)	Plan(4)	Assistance(5)	Balance/Pension(6)	Total
Principal Position	($)	($)	($)	($)	($)	($)	($)

Barry F. Schwartz	—	—	—	—	—	—	—
President, Chief Executive Officer
Paul G. Savas	—	—	—	—	—	—	—
EVP, Chief Financial Officer
Stephen G. Taub	5,875,000	225,961	218,413	5,875,000	—	1,008,216 (7)	13,202,590
President & CEO of Mafco Worldwide
Charles T. Dawson	2,000,000	11,077	9,728	1,250,000	30,000	529,795	3,830,600
President & CEO of Harland Clarke Holdings

(1)	In the case of the termination of Mr. Taub without cause (as defined in the employment agreement), he would be entitled to receive continued payment of base salary for a period of five years. In the case of the termination of Mr. Dawson without cause or resignation for good reason (each as defined in the employment agreement), he would be entitled to receive continued payment of base salary for a period of 2 years.

(2)	As of December 31, 2009, in the event his employment terminates, Mr. Taub would be entitled to receive $225,961, which reflects the dollar value of unused vacation under the Mafco Worldwide vacation policy. Upon termination, Mr. Dawson would be entitled to his earned and unused vacation for the current year. Mr. Dawson would also be entitled to his balance of frozen vacation of $11,077.

(3)	Mr. Taub, upon his termination other than for cause (as defined in the employment agreement), would be entitled to continued participation in applicable welfare benefit plans for five years after the termination. Mr. Taub’s total assumes reasonable increases in healthcare costs over the applicable period. Mr. Dawson, upon his termination other than for cause or resignation for good reason (each as defined in the employment agreement), would be entitled to continued participation in applicable welfare benefit plans for 12 months after the termination and continued contribution by Harland Clarke Holdings to the employer portion of the employee premiums of welfare benefit plans for 12 months after the termination. The amounts set forth here for Mr. Dawson reflect employer cost for 2009 based on his enrollment in Harland Clarke Holdings’ dental, medical and vision plans as of December 31, 2009.

(4)	Mr. Taub, in the case of his termination without cause (as defined in the employment agreement), would receive annually a bonus for each year of the five-year severance period, assuming that he would have been eligible to receive such bonus (including due to the satisfaction of Mafco Worldwide’s performance targets) had he been employed at the time such bonus would normally have been paid. In calculating this amount, we assumed that the EBITDA Mafco Worldwide will have achieved over the next five years will remain stable. Mr. Dawson, in the case of his termination without cause or resignation for good reason (each as defined in the employment agreement), would be entitled to receive a prorated bonus for the year in which the termination occurred, only if he would have been eligible to receive such bonus (including due to the satisfaction of Harland Clarke Holdings’ performance targets) had he been employed at the time such bonus would normally have been paid. The amounts provided in this column assume that the bonus is paid at a level at which 100% of the target is achieved.

(5)	Standard outplacement assistance for Mr. Dawson of up to $30,000 would be paid to a mutually agreed provider of outplacement services for a 12-month outplacement program.

(6)	Upon termination, retirement, death or disability, Mr. Dawson’s total balance in his BEP would be paid in a single lump sum on the first day of the seventh month following the occurrence of such an event. These amounts reflect Mr. Dawson’s account balance as of December 31, 2009.

(7)	As disclosed above in the Pension Benefits for 2009 table, following the earlier of a change in control of Mafco Worldwide and May 25, 2016, Mafco Worldwide will purchase for Mr. Taub a single premium annuity providing to Mr. Taub the actuarial equivalent of the benefit under the Mafco Restoration Plan (as described above), as in effect on August 1, 2001 or on the annuitization date, whichever is greater. The present value of the accumulated benefit disclosed for Mr. Taub on the Pension Benefits Table is the value of the benefit Mr. Taub would receive in such circumstance.

We have determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION FOR 2009

The following Director Compensation table shows all compensation paid by the Company to its directors in respect of 2009. While there are many ways to describe the value of an equity award granted to a director, SEC rules require that the Director Compensation Table show an accounting charge rather than a fair value for an equity award. The table includes, under the column “Stock Awards” the expense that the Company must recognize pursuant to Financial Accounting Standards Board ASC Topic 718 for 2009 (excluding forfeiture assumptions) in respect of outstanding stock units to the directors listed below.

	Fees Earned
	or Paid in	Stock
Name(1)	Cash ($)(2)	Awards ($)(3)	Total ($)

Ronald O. Perelman	—	—	—
Stephen G. Taub	—	—	—
Charles T. Dawson	—	—	—
Barry F. Schwartz	—	—	—
Philip E. Beekman	106,500	50,000	156,500
William Bevins	42,000	50,000	92,000
Martha L. Byorum	100,500	50,000	150,500
Viet D. Dinh	—	135,500	135,500
Theo W. Folz	100,000	50,000	150,000
John M. Keane	82,500	50,000	132,500
Paul M. Meister	—	154,000	154.000
Bruce Slovin	—	151,500	151,500
Carl B. Webb	49,250	98,250	147,500

(1)	Messrs. Perelman, Taub, Dawson and Schwartz received no compensation for their service as directors for 2009.

(2)	In 2009, directors who did not receive compensation as officers or employees of the Company or any of its affiliates were paid an annual retainer fee of $75,000 payable in monthly installments and a fee of $1,500 for each meeting of the Board of Directors or any committee (other than the Audit Committee) that they attended. Members of the Audit Committee were paid an annual Audit Committee retainer fee of $10,000, payable in monthly installments, in addition to the annual retainer fee for Board membership, and a per meeting fee of $2,000 for each meeting of the Audit Committee that they attend. The Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee were each paid an annual retainer of $10,000, in addition to the annual retainer fee for Board membership. The Chairman of the Audit Committee was paid an annual retainer of $15,000, in addition to the annual retainer fee for Board membership.

(3)	Non-employee directors are eligible to participate in the Company’s Outside Directors Deferred Compensation Plan (the “Director Plan”). The Director Plan enables such directors to forego cash fees otherwise payable to them in respect of their service as a director and to have such fees credited at the end of each quarter in the form of stock units, which will be payable in the form of stock or cash, as elected by a director, when the director terminates service as a director, or at such other time as he or she elects. The Company classifies deferred directors’ compensation as a liability in the Company’s consolidated balance sheet and expenses the full value of each award at the time of grant and remeasures the liability at fair market value at the end of each measuring period until settlement. For purposes of this table, the appropriate charge is determined as of the grant date. Deferred directors’ compensation is recorded as a component of selling, general and administrative expenses in the Company’s consolidated statement of operations.

In 2008, in recognition of the increased responsibilities of the Board and based upon the advice of Mercer Consulting, the Board of Directors approved a grant of $50,000 in stock units to be granted on the date of each Annual Meeting to each of the Company’s nonemployee directors pursuant to the Director Plan.

The amounts in column (c) reflect the total grant date fair value of stock awards recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009, in accordance with FASB ASC Topic 718 (disregarding any forfeiture assumptions). Such amounts were determined under Topic 718 by multiplying the closing price of M & F Worldwide common stock on the date of grant by the number of units granted on such date.

The following sub-table details the grant date fair value, computed in accordance with FASB ASC Topic 718, of each stock unit granted in 2009. There were no unvested stock unit awards outstanding as of December 31, 2009.

	Annual Stock
	Unit Award			First Quarter Grant			Second Quarter Grant			Third Quarter Grant			Fourth Quarter Grant
	Stock			Stock			Stock			Stock			Stock
Director	Price	Units	Total	Price	Units	Total	Price	Units	Total	Price	Units	Total	Price	Units	Total

Philip E. Beekman	$15.36	3,255	$50,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
William Bevins	$15.36	3,255	$50,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Martha L. Byorum	$15.36	3,255	$50,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Viet D. Dinh	$15.36	3,255	$50,000	$11.71	1,985	$23,250	$20.00	1,013	$20,250	$20.24	1,000	$20,250	$39.50	551	$21,750
Theo W. Folz	$15.36	3,255	$50,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
John M. Keane	$15.36	3,255	$50,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Paul M. Meister	$15.36	3,255	$50,000	$11.71	2,348	$27,500	$20.00	1,225	$24,500	$20.24	1,285	$26,000	$39.50	658	$26,000
Bruce Slovin	$15.36	3,255	$50,000	$11.71	2,327	$27,250	$20.00	1,212	$24,250	$20.24	1,198	$24,250	$39.50	652	$25,750
Carl B. Webb	$15.36	3,255	$50,000	$11.71	1,121	$13,125	$20.00	619	$12,375	$20.24	562	$11,375	$39.50	288	$11,375

PROPOSAL 2 — RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has selected, subject to ratification by the stockholders, Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending December 31, 2010.

The ratification of the selection of Ernst & Young LLP will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock present or represented by proxy and entitled to vote thereon, a quorum being present. For this proposal, abstentions and broker non-votes will not count as “votes cast,” so they will have no effect on the outcome of the vote, other than for determination of whether a quorum exists.

Ernst & Young LLP representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees.  The aggregate fees and expenses that Ernst & Young LLP billed to the Company for professional services rendered for the audit of the Company’s 2009 and 2008 annual financial statements included in the Company’s Annual Report on Form 10-K, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods in 2009 and 2008 were $3,235,000 and $4,089,000, respectively. Audit services include fees associated with the annual audit, the audit of the Company’s internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

Audit-Related Fees.  The aggregate fees and expenses that Ernst & Young LLP billed to the Company for audit-related services rendered in 2009 and 2008 were $350,100 and $114,550, respectively. Audit-related services include due diligence services, accounting consultations, and audits and reviews not required for the audit of the consolidated financial statements.

Tax Fees.  The aggregate fees and expenses that Ernst & Young LLP billed to the Company for tax services rendered in 2009 and 2008 were $107,094 and $103,324, respectively. Tax services include property tax compliance services and tax planning and advice.

All Other Fees.  The aggregate fees and expenses that Ernst & Young LLP billed to the Company for all other services rendered in 2009 and 2008 to the Company were $0 and $0, respectively.

Auditor Independence and Pre-Approval.  The Audit Committee considered whether any audit-related and non-audit service that Ernst & Young LLP provided were compatible with maintaining the auditors’ independence from management and the Company. It has been the Audit Committee’s policy to approve in advance the plan of audit services to be provided and an estimate of the cost for such audit services. The Audit Committee has also adopted a policy of approving in advance for each calendar year a plan of the expected services and a related budget, submitted by management, for audit-related services, tax services and other services that the Company expects the auditors to render during the year. Throughout the year, the Audit Committee is provided with updates on the services provided and the expected fees associated with each service. Any expenditure in excess of the approval limits for approved services, and any engagement of the auditors to render services in addition to those previously approved, requires advance approval by the Audit Committee. The Audit Committee approved the audit plan, all of the fees disclosed above and the services that the Company expects Ernst & Young LLP to provide in 2010.

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to audit the accounts of the Company for the fiscal year ending December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth the total number of shares of Common Stock that each director of the Company, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, the officers named in the Summary Compensation Table presented in this Proxy Statement and all directors and executive officers as a group beneficially owned as of March 31, 2010, and the percent of Common Stock so owned. Common Stock is the Company’s only outstanding voting stock. “Beneficial ownership” for this purpose is as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person beneficially owns a share if the person has sole or shared voting power or investment power with respect to the share or the person has the right to acquire the share within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of any power of attorney or revocation of trust, discretionary account or similar arrangement.

	Amount and Nature
	of Beneficial		Percent of
Name	Ownership		Class

MFW Holdings One LLC	7,248,000	(a)	37.5%
35 East 62 St., New York, NY 10065
MFW Holdings Two LLC	1,012,666	(a)	5.2%
35 East 62 St., New York, NY 10065
Dimensional Fund Advisors LP	1,646,912	(b)	8.5%
1299 Ocean Avenue, Santa Monica, CA 90401
Bay Harbour Management, L.C.	200,000	(c)	1.0%
885 Third Ave, New York, NY 10022
Philip E. Beekman	17,330	(d)	*
William C. Bevins	6,430	(e)	*
Martha L. Byorum	6,430	(f)	*
Charles T. Dawson	0		*
Viet Dinh	14,877	(g)	*
Theo W. Folz	16,430	(h)	*
John M. Keane	3,966	(i)	*
Paul M. Meister	101,513	(j)	*
Ronald O. Perelman	8,394,000	(a)	43.4%
Paul G. Savas	6,000		*
Barry F. Schwartz	10,000		*
Bruce Slovin	127,088	(k)	*
Stephen G. Taub	0		*
Carl Webb	14,327	(l)	*
All directors and executive officers as a group (14 persons)	8,718,391	(m)	45.1%

*	Less than 1%.

(a)	All of such shares of Common Stock are beneficially owned by Ronald O. Perelman. Holdings One and Holdings Two are wholly owned subsidiaries of MacAndrews Holdings, of which Mr. Perelman owns 100%. MacAndrews Holdings may be deemed to share beneficial ownership of the 8,260,666 shares of Common Stock beneficially owned by Holdings One and Holdings Two and the 133,334 shares of Common Stock deemed beneficially owned by Mr. Perelman as a result of Mr. Perelman’s grant of restricted stock, by virtue of MacAndrews Holdings’ ownership of 100% of the common stock of

Holdings One and Holdings Two and Mr. Perelman’s 100% ownership of MacAndrews Holdings’ common stock. The shares so owned and shares of intermediate holding companies are, or may from time to time be, pledged to secure obligations of MacAndrews Holdings or its affiliates.

(b)	Beneficial ownership is based on a statement on Schedule 13G/A filed by Dimensional Fund Advisors LP on February 10, 2010.

(c)	Beneficial ownership is based on a statement on Schedule 13G/A filed by Bay Harbour Management, L.C. on February 16, 2010.

(d)	Includes 6,430 shares that may be deemed to be beneficially owned by Mr. Beekman as a result of his participation in the Director Plan.

(e)	Represents 6,430 shares that may be deemed to be beneficially owned by Mr. Bevins as a result of his participation in the Director Plan.

(f)	Represents 6,430 shares that may be deemed to be beneficially owned by Ms. Byorum as a result of her participation in the Director Plan.

(g)	Represents 14,877 shares that may be deemed to be beneficially owned by Mr. Dinh as a result of his participation in the Director Plan.

(h)	Includes 6,430 shares that may be deemed to be beneficially owned by Mr. Folz as a result of his participation in the Director Plan.

(i)	Includes 3,966 shares that may be deemed to be beneficially owned by Gen. Keane as a result of his participation in the Director Plan.

(j)	Includes 29,097 shares that may be deemed to be beneficially owned by Mr. Meister as a result of his participation in the Director Plan.

(k)	Of the shares set forth in the table, 25,000 are held in trust for the benefit of a minor child and 26,000 shares are owned directly by the wife of Mr. Slovin. Mr. Slovin disclaims beneficial ownership of such 51,000 shares. Includes 26,088 shares that may be deemed to be beneficially owned by Mr. Slovin as a result of his participation in the Director Plan.

(l)	Represents 14,327 shares that may be deemed to be beneficially owned by Mr. Webb as a result of his participation in the Director Plan.

(m)	Includes shares of Common Stock indirectly owned by Mr. Perelman through MacAndrews Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Business Conduct (the “Code of Conduct”) covers transactions and other activities by employees of the Company and its subsidiaries that give rise to conflicts of interest. The conflicts of interest policy in the Code of Conduct limits or prohibits, among other things, transactions between the employee and the Company and transactions by the employee with (and employment with or substantial investments in) an enterprise that is a present or potential supplier, customer or competitor, or that engages or may engage in any other business with the Company. In addition, the policy also prohibits employees from appropriating for personal benefit business opportunities that should be first offered to the Company. The Code of Conduct also limits similar transactions by family members of employees. Any waivers of the Code of Conduct must be approved by either the Board of Directors or the Audit Committee of the Company. As a Delaware corporation, the Company is also subject to the requirement for disinterested director or shareholder approval of transactions by the Company with its directors and officers, as set forth in Section 144 of the Delaware General Corporation Law.

Transfer Agreement.  In 1995, a subsidiary of MacAndrews & Forbes, the Company and two of the Company’s subsidiaries entered into a transfer agreement (the “Transfer Agreement”). Pneumo Abex LLC (together with its predecessor in interest Pneumo Abex Corporation, “Pneumo Abex”), an indirect, wholly owned subsidiary of the Company, has various contingent liabilities, most of which are indemnified by third parties. Among the indemnified liabilities are certain environmental and asbestos-related claims, as well as certain tax and other matters. Under the Transfer Agreement, Pneumo Abex retained the assets and liabilities relating to its former Abex NWL Aerospace Division, as well as certain contingent liabilities and the related assets, including its historical insurance and indemnification arrangements. Pneumo Abex transferred substantially all of its other assets and liabilities to a subsidiary of MacAndrews & Forbes. The Transfer Agreement provides for appropriate transfer, indemnification and tax sharing arrangements, in a manner consistent with applicable law and existing contractual arrangements.

The Transfer Agreement requires such subsidiary of MacAndrews & Forbes to undertake certain administrative and funding obligations with respect to certain categories of asbestos-related claims and other liabilities, including environmental claims, retained by Pneumo Abex. Pneumo Abex must reimburse the amounts so funded only when it receives amounts under related indemnification and insurance agreements. Such administrative and funding obligations would be terminated as to these categories of asbestos-related claims in the case of a bankruptcy of Pneumo Abex or the Company or of certain other events affecting the availability of coverage for such claims from third-party indemnitors and insurers. In the event of certain kinds of disputes with Pneumo Abex’s indemnitors regarding their indemnities, the Transfer Agreement permits Pneumo Abex to require such subsidiary to fund 50% of the costs of resolving the disputes.

The Company/Mafco Consolidated Registration Rights Agreement.  Mafco Consolidated Group LLC, a Delaware limited liability company and the successor by conversion to Mafco Consolidated Group Inc. (“Mafco Consolidated”), and the Company are parties to a registration rights agreement (as amended, the “Company/Mafco Consolidated Registration Rights Agreement” providing Mafco Consolidated with the right to require the Company to use its best efforts to register under the Securities Act of 1933 (the “Securities Act”), and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated, all or portion of the issued and outstanding Common Stock owned by Mafco Consolidated or any of its affiliates (the “Registrable Shares”). Such demand rights are subject to the conditions that the Company is not required to (1) effect a demand registration more than once in any 12-month period, (2) effect more than one demand registration with respect to the Registrable Shares, or (3) file a registration statement during periods (not to exceed three months) (a) when the Company is contemplating a public offering, (b) when the Company is in possession of certain material non-public information, or (c) when audited financial statements are not available and their inclusion in a registration statement is required. In addition, and subject to certain conditions described in the Company/Mafco Consolidated Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of Common Stock or any other class of equity securities, then Mafco Consolidated will have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Mafco Consolidated of all or a portion of the Registrable Shares as designated by Mafco Consolidated. The Company is responsible for all expenses relating to the performance of, or compliance with, the Company/Mafco Consolidated Registration Rights Agreement except that the seller of the Registrable Shares is responsible for underwriters’ discounts and selling commissions with respect to the Registrable Shares it sells. Mafco Consolidated, Holdings One and Holdings Two are each wholly owned subsidiaries of MacAndrews Holdings, and the shares of Common Stock held by Holdings One and Holdings Two are Registrable Shares under the Company/Mafco Consolidated Registration Rights Agreement.

Management Services Agreement and Transaction Fees.  Since 2005, MacAndrews & Forbes LLC has provided the services of the Company’s Chief Executive Officer and Chief Financial Officer, as well as other management, advisory, transactional, corporate finance, legal, risk management, tax and accounting services pursuant to the terms of a management services agreement, which has been amended from time to time. Under the terms of the management services agreement, the Company pays MacAndrews & Forbes LLC an annual fee for these services. The annual rate is currently $10.0 million. The fee was set at an annual rate of $5.0 million for the period July 1, 2006 to April 30, 2007 and at an annual rate of $1.5 million for periods prior to July 1, 2006. In 2009, 2008 and 2007, the Company paid to MacAndrews & Forbes LLC $10.0 million, $10.0 million and $8.33 million, respectively, for the services provided pursuant to the management services agreement.

The management services agreement renews year to year, unless either party gives the other party written notice at least 90 days prior to the end of the initial term or a subsequent renewal period. The management services agreement will also terminate in the event that MacAndrews & Forbes LLC or its affiliates no longer in the aggregate retain beneficial ownership of 10% or more of the outstanding Common Stock of the Company. The Management Services Agreement also contains customary indemnities covering MacAndrews & Forbes LLC and its affiliates and personnel.

The Company paid $10.0 million to MacAndrews & Forbes in the second quarter of 2007 for services related to sourcing, analyzing, negotiating and executing the acquisition of John H. Harland Company. In addition, in February 2008, the Company paid $2.0 million to MacAndrews & Forbes for services related to sourcing, analyzing, negotiating and executing the Data Management Purchase.

Restricted Stock Grant.  On May 30, 2007, the Company issued 200,000 shares of restricted common stock to Ronald O. Perelman under the Company’s 2003 Stock Incentive Plan (the “Restricted Stock”). Mr. Perelman is the Chairman of the Company’s Board of Directors and is the sole stockholder of MacAndrews Holdings. The Restricted Stock vests in equal installments on each of the first three anniversaries of the issuance date, provided that from the issuance date to each such vesting date, Mr. Perelman continues to provide services to the Company as a director, officer or consultant. The Restricted Stock will vest 100% upon the occurrence of a change in control of the Company.

MacAndrews & Forbes Insurance Programs.  The Company participates in MacAndrews Holdings’ directors and officers insurance program, which covers the Company as well as MacAndrews Holdings’ other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews & Forbes for its allocable portion of the premiums for such coverage, which the Company believes is more favorable than premiums the Company could secure were it to secure its own coverage. In December 2008, the Company elected to participate in third party financing arrangements, together with MacAndrews & Forbes and certain of MacAndrews Holdings’ affiliates, to finance a portion of premium payments. The financing arrangements require the Company to make future fixed payments totaling $1.3 million through June 2011 at an interest rate of 7.5%.

At December 31, 2009, the Company recorded prepaid expenses and other assets of $1.2 million and $0.8 million and other current liabilities and other liabilities of $0.7 million and $0.2 million, respectively, relating to the directors and officers insurance programs and financing arrangements. At December 31, 2008, the Company recorded prepaid expenses and other assets of $1.7 million and $1.7 million, respectively, relating to the directors and officers insurance program. The Company paid $0.8 million, $0.6 and

$0.4 million to MacAndrews Holdings in 2009, 2008 and 2007, respectively, under the insurance programs, including amounts due under the financing arrangements.

Tax Sharing Agreement.  On December 15, 2005, the Company and each of the direct parent companies of Harland Clarke Holdings and Mafco Worldwide entered into a tax sharing agreement (the “Tax Sharing Agreement”) whereby the Company elects to file consolidated federal income tax returns on behalf of Harland Clarke Holdings, Mafco Worldwide and their respective affiliated subsidiaries as well as certain other subsidiaries of the Company. Under the Tax Sharing Agreement, each of Harland Clarke Holdings and Mafco Worldwide will make quarterly payments to the Company. These payments generally are based on the applicable federal income tax liability that Harland Clarke Holdings and Mafco Worldwide and their respective affiliated subsidiaries would have had for each taxable period if Harland Clarke Holdings or Mafco Worldwide, as the case may be, had not been included in the Company’s consolidated group. Similar provisions apply with respect to any foreign, state or local income or franchise tax returns filed by any Company consolidated, combined or unitary group for each year that Harland Clarke Holdings, Mafco Worldwide or any of their respective subsidiaries, as the case may be, is included in any such group for foreign, state or local tax purposes. During 2009, 2008 and 2007, Harland Clarke Holdings made payments totaling $79.4 million, $57.4 million and $5.3 million, respectively, to the Company pursuant to the terms of Tax Sharing Agreement. During 2009, 2008 and 2007, Mafco Worldwide made payments totaling $5.4, $0.3 million and $0.04 million, respectively, to the Company pursuant to the terms of Tax Sharing Agreement.

Stockholders Agreement.  On January 20, 2009, the Company and MacAndrews Holdings entered into a Stockholders Agreement. Pursuant to the Stockholders Agreement, MacAndrews Holdings agreed to provide advance notice and make certain representations and warranties to the Company in the event of certain future acquisitions of Common Stock of the Company. In addition, MacAndrews Holdings agreed that, so long as the Company has public equity securities outstanding, MacAndrews Holdings would use its best efforts to assure that the Company will continue to maintain a Board of Directors comprised of a majority of independent directors (under applicable stock exchange rules) and nominating and compensation committees comprised solely of independent directors.

ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any Quarterly Report on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065. Each such request must set forth a good faith representation that, as of the Record Date, April 15, 2010, the person making the request was a beneficial owner of Common Stock entitled to vote. In order to ensure timely delivery of such documents prior to the Annual Meeting, any such request should be made promptly to the Company. A copy of any exhibit to the Annual Report on Form 10-K may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065.

For your convenience, please note that the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Company’s website at http://www.mandfworldwide.com, as well as on the SEC’s website at http://www.sec.gov.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in 2011 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates upon which the shares of Common Stock were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such Common Stock through the date of the annual meeting of stockholders to be held in 2011) in writing to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065, not less than 120 calendar days before the first anniversary of the date of this Proxy Statement. In accordance with the Company’s Amended and Restated By-laws, assuming the annual meeting of stockholders to be held in 2011 is within 30 days before or after the first anniversary date of the Annual Meeting, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act (which the Company will not be required to include in its proxy material) must be submitted not later than March 19, 2011 and not earlier than February 17, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% stockholders may be required under the Exchange Act to file reports of ownership and changes in ownership with the NYSE and the SEC. Copies of these reports also must be furnished to the Company.

Based solely upon a review of copies of such reports furnished to the Company through the date hereof and written representations as to transactions consummated by the Company’s executive officers, directors and 10% holders during the year, if any, the Company believes that all Section 16 filing requirements applicable to its executive officers, directors and 10% holders were complied with during 2009.

OTHER BUSINESS

The Company knows of no other matter that may come before the Annual Meeting. However, if any such matter properly comes before the meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

April 26, 2010

By Order of the Board of Directors,

M & F WORLDWIDE CORP.

0

M & F WORLDWIDE CORP.

COMMON STOCK
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 18, 2010

The undersigned appoints Barry F. Schwartz, Michael C. Borofsky and Edward P. Taibi, and each of them, attorneys and proxies, each with power of substitution, to vote all shares of Common Stock of M & F Worldwide Corp. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 18, 2010 on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares “FOR” election of the persons nominated as directors by the Board of Directors; and “FOR” ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2010. If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

(Continued and to be signed on the reverse side.)

14475

M&FWORLDWIDECORP. COMMONSTOCKTHISPROXYISSOLICITEDONBEHALFOFTHEBOARDOFDIRECTORSFORTHEANNUALMEETINGTOBEHELDONMAY18,2010 TheundersignedappointsBarryF.Schwartz,MichaelC.BorofskyandEdwardP.Taibi,andeachofthem,attorneysandpr oxies,eachwithpowerofsubstitution,tovoteallsharesofCommonStockofM&FWorldwideCorp.(the“Company”)thatt heundersignedmaybeentitledtovoteattheAnnualMeetingofStockholdersoftheCompanytobeheldonMay18,2010onth eproposalssetforthonthereversesidehereofandonsuchothermattersasmayproperlycomebeforethemeetingandany adjournmentsorpostponementsthereof.Theproxyholderswillvotethesharesrepresentedbythisproxyinthemanner indicatedonthereversesidehereof.Unlessacontrarydirectionisindicated,theproxyholderswillvotesuchshare s“FOR”electionofthepersonsnominatedasdirectorsbytheBoardofDirectors;and“FOR”ratificationoftheselecti onofErnst&YoungLLPastheCompany’sindependentauditorsfor2010.IfanyfurthermattersproperlycomebeforetheA nnualMeeting,itistheintentionofthepersonsnamedabovetovotesuchproxiesinaccordancewiththeirbestjudgmen t.(Continuedandtobesignedonthereverseside.)

ANNUAL MEETING OF STOCKHOLDERS OF

# M & F WORLDWIDE CORP.

**May 18, 2010**

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430000000000000000 8    051810

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.**
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. To elect as directors of M & F Worldwide Corp. (the "Company") for terms expiring in 2013 and until their successors are duly elected and qualified.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Ronald O. Perelman
- ○ Martha L. Byorum
- ○ Theo W. Folz
- ○ Bruce Slovin

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

**PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.**

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUALMEETINGOFSTOCKHOLDERSOFM&FWORLDWIDECORP.May18,2010 ImportantNoticeRegardingtheAvailabilityofProxyMaterialsfortheStockholderMeetingToBeHeldonMay18,2010. TheproxystatementandourAnnualReportonForm10-Kareavailableathttp://mandfworldwide.com/Financial_repor ting/proxymaterials.htm Pleasesign,dateandmailyourproxycardintheenvelopeprovidedassoonaspossible. Pleasedetachalongperforatedlineandmailintheenvelopeprovided.204300000000000000008051810 THEBOARDOFDIRECTORSRECOMMENDSAVOTE“FOR”THEELECTIONOFDIRECTORSAND“FOR”PROPOSALS2AND3.PLEASESIGN,DATEA NDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHERE x1.ToelectasdirectorsofM&FWorldwideCorp.(the“Company”)forFORAGAINSTABSTAIN termsexpiringin2013anduntiltheirsuccessorsaredulyelectedand2.ToratifytheselectionofErnst&YoungLLPast heCompany’squalified.independentauditorsfor2010.NOMINEES:FORALLNOMINEESO RonaldO.PerelmanO MarthaL.Byorum3.Intheirdiscretion,theproxiesareauthorizedtovoteuponsuchotherbusiness WITHHOLDAUTHORITYOTheoW.FolzFORALLNOMINEESO asmayproperlycomebeforethemeetingoranyadjournmentsthereof.BruceSlovin FORALLEXCEPT(Seeinstructionsbelow) PLEASEMARK,SIGN,DATE,ANDRETURNTHEPROXYPROMPTLYUSINGTHEENCLOSEDENVELOPE. INSTRUCTIONS:Towithholdauthoritytovoteforanyindividualnominee(s),mark“FORALLEXCEPT”andfillinthecircl enexttoeachnomineeyouwishtowithhold,asshownhere:Tochangetheaddressonyouraccount,pleasechecktheboxatr ightandindicateyournewaddressintheaddressspaceabove.Pleasenotethatchangestotheregisteredname(s)onthe accountmaynotbesubmittedviathismethod. SignatureofStockholderDate:SignatureofStockholderDate:Note:Pleasesignexactlyasyournameornamesappearo nthisProxy.Whensharesareheldjointly,eachholdershouldsign.Whensigningasexecutor,administrator,attorne y,trusteeorguardian,pleasegivefulltitleassuch.Ifthesignerisacorporation,pleasesignfullcorporatenameb ydulyauthorizedofficer,givingfulltitleassuch.Ifsignerisapartnership,pleasesigninpartnershipnamebyaut horizedperson.